UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

NORTHSTAR REALTY FINANCE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of NorthStar Realty Finance Corp.:

It is my pleasure to invite you to NorthStar Realty Finance Corp.'s 2006 Annual Meeting of Stockholders.

The 2006 annual meeting of stockholders of NorthStar Realty Finance Corp., a Maryland corporation (the “Company”), will be held at the Omni Berkshire Place Hotel at 21 East 52nd Street, 2nd Floor — Metropolitan Room, New York, New York on May 23, 2006, beginning at 10:00 a.m., local time.

This booklet includes a proxy statement, proxy card, self-addressed envelope, and Annual Report to Stockholders for the fiscal year ended December 31, 2005.

It is important that your shares be represented at the annual meeting regardless of the size of your securities holdings. Whether or not you plan to attend the annual meeting in person, please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the annual meeting, you may withdraw your proxy and vote in person, if you so choose.

We look forward to seeing you at the meeting.

Sincerely,

/s/ David T. Hamamoto

DAVID T. HAMAMOTO
President and Chief Executive Officer

April 20, 2006

New York, New York

____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 23, 2006

____________________

To the Stockholders of NorthStar Realty Finance Corp.:

The 2006 annual meeting of stockholders of NorthStar Realty Finance Corp., a Maryland corporation (the “Company”), will be held at the Omni Berkshire Place Hotel at 21 East 52nd Street, 2nd Floor — Metropolitan Room, New York, New York on May 23, 2006, beginning at 10:00 a.m., local time. The matters to be considered and voted upon by stockholders at the annual meeting, which are described in detail in the accompanying proxy statement, are:

(1)    a proposal to elect eight directors, each to serve until the 2007 annual meeting of stockholders and until his or her successor is duly elected and qualifies;

(2)    a proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2006;

(3)    a proposal to approve Amendment No. 1 to the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan; and

(4)    any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

This booklet includes a proxy statement, proxy card, self-addressed envelope, and the Company's Annual Report to Stockholders for the year ended December 31, 2005.

Stockholders of record at the close of business on April 24, 2006 will be entitled to notice of and to vote at the annual meeting. Whether or not you plan to attend the annual meeting in person, please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the annual meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors

/s/ Richard J. McCready

RICHARD J. MCCREADY
Chief Operating Officer and Secretary

April 20, 2006

New York, New York

NorthStar Realty Finance Corp.

527 Madison Avenue, 16th Floor

New York, New York 10022

(212) 319-3400

____________________

PROXY STATEMENT

____________________

FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 23, 2006

-i-

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement and the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the board of directors of NorthStar Realty Finance Corp., a Maryland corporation, for use at the 2006 annual meeting of stockholders to be held on May 23, 2006, at 10:00 a.m., local time, and any adjournments or postponements thereof. “We,” “our,” “us,” “the Company” and “NorthStar” each refers to NorthStar Realty Finance Corp. We conduct substantially all of our operations through our operating partnership, NorthStar Realty Finance Limited Partnership. References to our operating partnership refer to NorthStar Realty Finance Limited Partnership, and references to operating partnership units refer to limited partnership interests in NorthStar Realty Finance Limited Partnership.

The mailing address of our executive office is 527 Madison Avenue, 16th Floor, New York, New York 10022. This proxy statement, the accompanying proxy card and the notice of annual meeting are first being mailed to holders of our common stock, par value $0.01 per share, on or about April 28, 2006. Our common stock is the only security entitled to vote at the annual meeting, and we refer to this security, in this proxy statement as our voting securities. Along with this proxy statement, we are also sending our Annual Report to Stockholders for the fiscal year ended December 31, 2005.

A proxy may confer discretionary authority to vote with respect to any matter presented at the annual meeting. As of the date of this proxy statement, management has no knowledge of any business that will be presented for consideration at the annual meeting and that would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the annual meeting for consideration, it is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

Matters to be Considered and Voted Upon at the Annual Meeting

At the annual meeting, our stockholders will consider and vote upon:

(1)    a proposal to elect eight directors, each to serve until the 2007 annual meeting of stockholders and until his or her successor is duly elected and qualifies;

(2)    a proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2006;

(3)    a proposal to approve Amendment No. 1 to the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan (as amended, the “Incentive Plan”); and

(4)    any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

This proxy statement, form of proxy and voting instructions are being mailed starting on or about April 28, 2006.

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our board of directors. The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone, telegraph or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on April 24, 2006 and will provide reimbursement for the cost of forwarding the material.

In addition, we have engaged MacKenzie Partners, Inc. to assist in soliciting proxies from brokers, banks and other nominee holders of our common stock at a cost of approximately $5,000, plus reasonable out-of-pocket expenses.

Stockholders Entitled To Vote

As of the close of business on April 20, 2006, there were 30,569,738 shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles the holder to one vote. Stockholders of record at the close of business on April 24, 2006 are entitled to vote at the annual meeting or any adjournment or postponement thereof. We expect that the number of shares outstanding as of the close of business on April 24, 2006 will be approximately the same number of shares as are outstanding on the close of business on April 20, 2006.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be counted in determining the presence of a quorum. “Broker non-votes” occur when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange, banks, brokers and other nominees who hold shares in “street name” may have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Banks, brokers and other nominees that do not receive instructions are entitled to vote on the election of directors and the ratification of the independent auditors.

Required Quorum/ Vote

A quorum will be present if stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting are present, in person or by proxy. If you hold your shares in your own name as holder of record and return a valid proxy or attend the annual meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting may be adjourned by the chairman of the meeting to a date not more than 120 days after the record date without notice other than announcement at the meeting.

Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the votes cast in the election of directors at the annual meeting by holders of our voting securities. The candidates receiving the highest number of affirmative votes will be elected directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the board of directors’ nominees named in Proposal No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any one of them. A vote “withheld” or a broker non-vote, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.

Ratification of the selection of Grant Thornton LLP as our independent auditors for fiscal year 2006, as specified in Proposal No. 2, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities. If this selection is not ratified by holders of our voting securities, the Audit Committee and board may reconsider its appointment and endorsement, respectively. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote for this proposal. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interest of NorthStar.

Approval of the Incentive Plan, as specified in Proposal 3, requires, under the rules of the New York Stock Exchange, the affirmative vote of a majority of the votes cast on the matter in person or by proxy at the annual meeting, provided that the total votes cast on the matter represents more than 50% in interest of all shares entitled to vote thereon. For purposes of Proposal 3, abstentions will be treated as votes cast and will have the same effect as a vote against the matter. “Broker non-votes” will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

If the enclosed proxy is properly executed and returned to us in time to be voted at the annual meeting, it will be voted as specified on the proxy unless it is properly revoked prior thereto. If no specification is made on the proxy as to any one or more of the proposals, the shares of our voting securities represented by the proxy will be voted as follows:

(1)    FOR the election of each of the nominees to our board of directors;

(2)    FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2006;

(3)    FOR the approval of the Incentive Plan; and

(4)    in the discretion of the proxy holder on any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

As of the date of this proxy statement, we are not aware of any other matter to be raised at the annual meeting.

Voting

If you hold your shares of our voting securities in your own name as a holder of record, you may instruct the proxies to vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your shares of our voting securities in person at the annual meeting.

If your shares of our voting securities are held on your behalf by a broker, bank or other nominee, you will receive instructions from such individual or entity that you must follow in order to have your shares voted at the annual meeting.

Right to Revoke Proxy

If you hold shares of our voting securities in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

•	send written notice of revocation, prior to the date of the annual meeting, to our General Counsel, at 527 Madison Avenue, 16th Floor, New York, New York 10022;

•	sign and mail a new, later dated proxy card to our General Counsel at the address specified above that is received prior to the date of the annual meeting; or

•	attend the annual meeting and vote your shares in person.

If shares of our voting securities are held on your behalf by a broker, bank or other nominee, you must contact it to receive instructions as to how you may revoke your proxy instructions.

Copies of Annual Report to Stockholders

A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2005 is being mailed to stockholders entitled to vote at the annual meeting with these proxy materials and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022, Attn: General Counsel.

Annual Report

NorthStar makes available free of charge through its website at www.nrfc.com under the heading "Investor Relations" its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Further, NorthStar will provide, without charge to each stockholder upon written request, a copy of NorthStar's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports. Requests for copies should be addressed to: NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022, Attn: General Counsel. Copies may also be accessed electronically by means of the Securities and Exchange Commission’s (“SEC”) home page on the Internet at www.sec.gov. Neither the Company's Annual Report on Form 10-K for the year ended December 31, 2005, nor the Company's 2005 Annual Report to Stockholders, is part of the proxy solicitation materials.

Householding Information

We have adopted a procedure approved by the SEC called "householding." Under this procedure, stockholders of record who have the same last name and address and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report to Stockholders for 2005, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy statements this year, as well as proxy cards. Also, householding will not in any way affect dividend check mailings.

If you participate in householding and wish to receive a separate copy of our Annual Report to Stockholders for 2005, please request a copy in writing from NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022, Attn: General Counsel, and a copy will be provided to you promptly.

If you do not wish to continue participating in householding and prefer to receive separate copies of future annual reports to stockholders and other shareholder communications, notify the Secretary in writing at the following address: NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Annual Report to Stockholders for 2004, and you wish to receive only a single copy for your household, please contact the Secretary as indicated above.

Voting Results

American Stock Transfer & Trust Company, our independent tabulating agent, will have a representative present at the annual meeting and count the votes and act as the Inspector of Election. We will publish the voting results in our Quarterly Report on Form
10-Q for the fiscal quarter ending June 30, 2006, which we plan to file with the SEC in August 2006.

Confidentiality of Voting

We will keep all proxies, ballots and voting tabulations confidential. We will permit only our Inspector of Election, American Stock Transfer & Trust Company, to examine these documents.

Recommendations of the Board of Directors.

The board of directors recommends a vote:

(1)    FOR the election of each of the nominees to our board of directors;

(2)    FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2006; and

(3)    FOR the approval of the Incentive Plan; and

(4)    in the discretion of the proxy holder on any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

BOARD OF DIRECTORS

General

Our board of directors presently consists of eight members. At this year’s annual meeting, the term of all eight directors will expire.

At the annual meeting, stockholders will vote on the election of Messrs. William V. Adamski, Preston Butcher, David T. Hamamoto, Wesley D. Minami, Louis J. Paglia, W. Edward Scheetz and Frank V. Sica and Ms. Judith A. Hannaway for a one-year term ending at the 2007 annual meeting of stockholders and until their successors are duly elected and qualify.

The following table sets forth information concerning our directors, including those who are nominees for reelection, as of the date of this proxy statement.

Current Directors Who are Nominees for Reelection

Name	Age	New Term to Expire at Annual Meeting in
William V. Adamski	49	2007
Preston Butcher	67	2007
David T. Hamamoto	46	2007
Judith A. Hannaway	54	2007
Wesley D. Minami	49	2007
Louis J. Paglia	48	2007
W. Edward Scheetz	41	2007
Frank V. Sica	55	2007

Set forth below is biographical information regarding each of our directors.

William V. Adamski. Mr. Adamski has been one of our directors since September 2004. Since March 2005, he has been a managing member of NY Credit Advisors. From April 2000 to February 2005, he was the president of BRK Management, LLC, specializing in real estate debt and equities investments. From December 1995 to March 2000, Mr. Adamski was a Managing Director at Credit Suisse First Boston where he led the real estate finance effort. Under Mr. Andrew Stone, Mr. Adamski was responsible for the origination and structuring of all real estate products. From 1990 to 1995, Mr. Adamski was senior vice president at Lazard Freres & Co., responsible for corporate and other real estate transactions. Mr. Adamski currently sits on the Cornell Real Estate Advisory Board that invests the university endowment in real estate. He is also the chairman of the Board of Governors of Mercy Medical Center. Mr. Adamski has a degree in Mathematics from Cornell University and an M.B.A. in Finance from the New York University Leonard N. Stern School of Business.

Preston Butcher. Mr. Butcher has been one of our directors since September 2004. Since 1998, he has been Chairman and Chief Executive Officer of Legacy Partners (formerly known as Lincoln Property Company N.C., Inc.), a real estate and development and management firm, in Foster City, California. Legacy Partners develops and manages income property in the western United States. From 1967 to 1998, Mr. Butcher served as President, Chief Executive Officer and Regional Partner of Lincoln Property Company N.C., Inc. Mr. Butcher co-founded, formerly served as Chairman of the Board of Directors, and presently serves on the Executive Committee of the National Multi Housing Council, a national trade association whose members are major apartment owners and managers throughout the United States. He also co-founded and currently serves as a Director of the California Housing Council. He is a director of the Charles Schwab Corp., a securities brokerage and related financial services firm. He received his B.S. in Electrical Engineering from the University of Texas at Austin.

David T. Hamamoto. Mr. Hamamoto has been one of our directors and our president and chief executive officer since October 2003. Mr. Hamamoto co-founded NorthStar Capital with W. Edward Scheetz in July 1997, having co-founded and previously been a partner and co-head of the Real Estate Principal Investment Area at Goldman, Sachs & Co. In 1988, Mr. Hamamoto initiated the effort to build a real estate principal investment business at Goldman, Sachs & Co. under the auspices of the Whitehall Funds. Mr. Hamamoto currently serves as co-chairman of the board of directors and a co-chief executive officer of NorthStar Capital, and as chairman of the board of Morgans Hotel Group Co. Mr. Hamamoto also serves as the President of the Board of Trustees of The Brearley School in New York City. Mr. Hamamoto received a B.S. from Stanford University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Judith A. Hannaway. Ms. Hannaway has been one of our directors since September 2004. Ms. Hannaway was most recently employed by Scudder Investments, a wholly-owned subsidiary of Deutsche Bank Asset Management, as a Managing Director. Ms. Hannaway joined Scudder Investments in 1994 and was responsible for Special Product Development including closed end funds, off shore funds and REIT funds. Prior to joining Scudder Investments, Ms. Hannaway was employed by Kidder Peabody as a Senior Vice President in Alternative Investment Product Development. She joined Kidder Peabody in 1980 as a Real-Estate Product Manager. Ms. Hannaway received her B.A. from Newton College of the Sacred Heart and an M.B.A. from Simmons College Graduate Program in Management.

Wesley D. Minami. Mr. Minami has been one of our directors since September 2004. Since 2003, he has been President of Billy Casper Golf LLC. From 2001 to 2002, he served as President of Charles E. Smith Residential Realty, Inc., a REIT that was listed on the New York Stock Exchange. In this capacity, Mr. Minami was responsible for the development, construction, acquisition and property management of over 22,000 high-rise apartments in five major U.S. markets. He resigned from this position after completing the transition and integration of Charles E. Smith Residential Realty, Inc. from an independent public company to a division of Archstone-Smith, an apartment company listed on the New York Stock Exchange. From 1997 to 2001, Mr. Minami worked as Chief Financial Officer and then Chief Operating Officer of Charles E. Smith Residential Realty, Inc. Prior to 1997, Mr. Minami served in various financial service capacities for numerous entities, including Ascent Entertainment Group, Comsat Corporation, Oxford Realty Services Corporation and Satellite Business Systems. Mr. Minami has served as a director of Ashford Hospitality Trust since completion of its initial public offering in August 2003. Mr. Minami earned his M.B.A. in Finance from the University of Chicago in 1980 and his B.A. degree in Economics, with honors, from Grinnell College in 1978.

Louis J. Paglia. Mr. Paglia has been one of our directors since February 2006. From April 2002 to March 2006, Mr. Paglia was the Executive Vice President of UIL Holdings Corporation, an electric utility, contracting and energy infrastructure company. Mr. Paglia was also President of UIL Holdings’ investment subsidiaries. From July 2002 through April 2005, Mr. Paglia also served as UIL Holdings’ Chief Financial Officer. From 1999 to 2001, Mr. Paglia was Executive Vice President and Chief Financial Officer of eCredit.com, a credit evaluation software company. Prior to 1999, Mr. Paglia served as the Chief Financial Officer for TIG Holdings Inc. and Emisphere Technologies, Inc. Mr. Paglia received a B.S. from Massachusetts Institute of Technology and an MBA from the Wharton School of the University of Pennsylvania.

W. Edward Scheetz. Mr. Scheetz has been the chairman of our board of directors since April 2004. Mr. Scheetz is currently the Chief Executive Officer of Morgans Hotel Group Co. In July 1997, Mr. Scheetz co-founded NorthStar Capital and became one of its co-chief executive officers. Mr. Scheetz currently serves as a co-chairman of the board of directors and co-chief executive officer of NorthStar Capital. Prior to founding NorthStar Capital, Mr. Scheetz was a partner from 1993 to 1997 at Apollo Real Estate Advisors where he was responsible for the investment activities of Apollo Real Estate Investment Fund I and II. From 1989 to 1993, Mr. Scheetz was a principal with Trammell Crow Ventures where he was responsible for that firm's opportunistic real estate investment activities. Mr. Scheetz received an A.B. in economics from Princeton University.

Frank V. Sica. Mr. Sica has been one of our directors since September 2004. He is currently a Senior Advisor for Soros Fund Management, LLC. From 2000 to 2003, Mr. Sica was Managing Partner of Soros Private Funds Management LLC, the management company for the Private Equity and Real Estate activities of Soros Fund Management, LLC. From 1998 to 2000, Mr. Sica was a Managing Director of Soros Fund Management LLC responsible for Private Equity and Real Estate investment activities. He is a director of CSG Systems, Inc., Emmis Communications, JetBlue Airways and Kohl's Corporation. From 1988 to 1998, Mr. Sica was in the Merchant Banking Group of Morgan Stanley Dean Witter & Co. From 1981 to 1988, Mr. Sica was in the Mergers and Acquisitions Group at Morgan Stanley Dean Witter & Co. Mr. Sica is also a Trustee of the Village of Bronxville, a Trustee of Wesleyan University, a member of the Board of Overseers for the Amos Tuck School of Business at Dartmouth College and board member of the Cancer Research Institute.

Corporate Governance Profile

We are committed to good corporate governance practices and, as such, we have adopted formal corporate governance guidelines to enhance our effectiveness. The guidelines govern, among other things, board member qualifications, responsibilities, education and management succession. A copy of the corporate governance guidelines may be found at our corporate website at www.nrfc.com under the heading “Investor Relations — Governance Documents.”

The board of directors met on fifteen occasions and acted by written consent on nine occasions during 2005.

Code of Ethics for Senior Financial Officers

We have adopted a senior officer code of ethics applicable to our Chief Executive Officer, Chief Financial Officer and all other senior financial officers of the Company. The code is available on our website at www.nrfc.com under the heading “Investor Relations — Governance.” Amendments to, and waivers from, the senior financial officer code of ethics will be disclosed at our website at www.nrfc.com under the heading “Investor Relations — Governance.”

Code of Business Conduct and Ethics

We have adopted a code of corporate ethics relating to the conduct of our business by our employees, officers and directors. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States. Specifically, among other things, our code of ethics prohibits payments, directly or indirectly, to any foreign official seeking to influence such official or otherwise obtain an improper advantage for our business. The code is available on our website at www.nrfc.com under the heading “Investor Relations — Governance ” and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022, Attn: General Counsel.

Corporate Governance Guidelines

We have adopted corporate governance guidelines to assist the Board in the exercise of its responsibilities. The corporate governance guidelines are available on our website at www.nrfc.com under the heading “Investor Relations — Governance” and are also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022, Attn: General Counsel.

Director Independence

Of our eight directors, five have been determined by our board of directors to be independent for purposes of the New York Stock Exchange listing standards. In determining director independence, the board of directors reviewed, among other things, whether any transactions or relationships exist currently or, since our incorporation existed, between each director and the Company and its subsidiaries, affiliates and equity investors or independent auditors. In particular, the board reviewed current or recent business transactions or relationships or other personal relationships between each director and the Company, including such director’s immediate family and companies owned or controlled by the director or with which the director was affiliated. The purpose of this review was to determine whether any such transactions or relationships failed to meet any of the objective tests promulgated by the New York Stock Exchange for determining independence or were otherwise sufficiently material as to be inconsistent with a determination that the director is independent.

The board also examined whether there were any transactions or relationships between each director and members of the senior management of the Company or their affiliates.

As a result of its review, the board affirmatively determined at a meeting held on April 12, 2006, that Messrs. Adamski, Minami, Paglia and Sica and Ms. Hannaway were independent under the New York Stock Exchange listing standards.

Lead Director; Communication with the Lead Director or Independent Directors

The New York Stock Exchange listing standards require NYSE-listed companies to disclose in their annual proxy statements (i) the name of the non-management director who is chosen to preside at all regularly-scheduled executive sessions of the non-management members of the board of directors and (ii) a method for interested parties to communicate directly with the presiding director or with the non-management directors as a group. The Lead Director of the board presides at all regularly-scheduled executive sessions of the non-management members or independent members of the board. Ms. Hannaway is currently the Lead Director of the board. The Company currently anticipates that the position of Lead Director will be rotated on an annual basis.

Interested parties wishing to communicate directly with the Lead Director or the non-management members of the board as a group should address their inquires to the General Counsel by mail sent to the Company’s principal executive office located at 527 Madison Avenue, 16th Floor, New York, New York 10022. The mailing envelope should contain a clear notification indicating that the enclosed letter is a “Shareholder-Lead Director Communication” or “Shareholder-Non-Management Director Communication.” All communications will be promptly relayed to the appropriate recipient(s).

Director Compensation

Chairman of the Board

The chairman of our board of directors is paid an annual fee of $35,000. Pursuant to our stock incentive plan, we will automatically grant shares of common stock having a value of approximately $35,000 to the chairman each year. This annual automatic grant will be made on the first business day following each annual meeting of our stockholders and the actual number of shares of common stock that we will grant will be determined by dividing the fixed value of the annual grant by the closing sale price of our common stock on the New York Stock Exchange on the grant date.

See "— Long-Term Incentive Bonus Program" below for a description of the awards that may be granted to Mr. Scheetz under the long-term incentive bonus program if the performance hurdles established by the Compensation Committee are met during certain performance periods.

Other Non-Employee Directors

Each of our non-employee directors is paid an annual director's fee of $25,000. The non-employee director who serves as our Audit Committee chairperson is paid an additional fee of $15,000 per year. Each of the non-employee directors who serve as the chairpersons of our Compensation Committee and our Nominating and Corporate Governance Committee is paid an additional fee of $7,500 per year. Each non-employee director is also paid $1,500 per board meeting attended ($750 if the meeting is telephonic) and $1,000 per board committee meeting attended ($500 if the meeting is telephonic). Directors who are our officers or employees do not receive compensation as directors. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the board of directors.

Pursuant to our stock incentive plan, we automatically grant to each of our non-employee directors shares of restricted common stock. We will automatically grant to any person who becomes a non-employee director shares of restricted common stock having a value of approximately $50,000 on the date such non-employee director attends his or her first meeting of our board of directors. The actual number of shares of restricted common stock that we will grant will be determined by dividing the fixed value of the grant by the closing sale price of our common stock on the New York Stock Exchange on the grant date. Restrictions on each of the initial grants of restricted common stock will lapse as to one-third of the total amount granted on each of the first three anniversaries of the date of the grant.

Pursuant to our stock incentive plan, we will automatically grant shares of common stock having a value of approximately $25,000 to each of our non-employee directors, including a non-employee chairman, each year. These annual automatic grants will be made on the first business day following each annual meeting of our stockholders and the actual number of shares of common stock that we will grant will be determined by dividing the fixed value of the annual grant by the closing sale price of our common stock on the New York Stock Exchange on the grant date.

Board Committees

Our board of directors has appointed an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and each of these committees has adopted a charter. Each of these committees has three directors and is composed exclusively of independent directors, as defined by the listing standards of the New York Stock Exchange. Moreover, the Compensation Committee is composed exclusively of individuals referred to as "non-employee directors" in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and "outside directors" in section 162(m) of the Internal Revenue Code.

During 2005, the board of directors' committees held the following number of meetings: Audit Committee—nine meetings and once by unanimous consent; Compensation Committee—three meetings and once by unanimous consent; and Nominating and Corporate Governance Committee—three meetings and once by unanimous written consent. In 2005, each director then serving attended at least 75% of the meetings of the board of directors (other than Messrs. Butcher and Sica) and each committee (other than Mr. Butcher who missed one meeting of the Nominating and Corporate Governance Committee while serving on such committee) of the board of directors on which such director served.

Audit Committee

Our board of directors has established an Audit Committee, which consists of Messrs. Minami and Paglia and Ms. Hannaway, each of whom is an independent director. Mr. Minami chairs our Audit Committee and, along with Mr. Paglia, has been determined by the Board to be an “audit committee financial expert”, as that term is defined by the Securities and Exchange Commission. The Audit Committee is responsible for, among other things, engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and assisting the board in its oversight of our internal controls over financial reporting.

A copy of the Audit Committee charter is available on our website, www.nrfc.com, under the heading “Investor Relations —Governance” and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022, Attn: General Counsel.

Compensation Committee

Our board of directors has established a Compensation Committee, which consists of Messrs. Adamski, Paglia Sica, each of whom the board has determined is an independent director. Mr. Adamski chairs our Compensation Committee. The Compensation Committee is responsible for, among other things, recommending compensation for our executive officers, administering our equity compensation plans, and producing an annual report on executive compensation for inclusion in our annual meeting proxy statement.

A copy of the Compensation Committee charter is available on our website, www.nrfc.com, under the heading “Investor Relations — Governance” and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022, Attn: General Counsel.

Nominating and Corporate Governance Committee

Our board of directors has established a Nominating and Corporate Governance Committee, which consists of Messrs. Adamski and Minami and Ms. Hannaway, each of whom the board has determined is an independent director. Ms. Hannaway chairs our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things, seeking, considering and recommending to the board qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting. It also periodically prepares and submits to the board of directors for adoption the committee's selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of directors' performance as a whole and of the individual directors and reports thereon to the board.

A copy of the Nominating and Corporate Governance Committee charter is available on our website, www.nrfc.com, under the heading “Investor Relations — Governance” and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022, Attn: General Counsel.

Stockholder Communications with Directors

The board of directors has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the board by mail. To communicate with the board of directors, any individual directors or any group or committee of directors, correspondence should be addressed to the board of directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent in care of General Counsel at NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the board or any group or committee of directors, the office of the General Counsel will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Director Nomination Procedures

The Nominating and Corporate Governance Committee generally believes that, at a minimum, candidates for membership on the board of directors should have demonstrated an ability to make a meaningful contribution to the board of directors’ oversight of our business and affairs and have a record and reputation for honest and ethical conduct. The Nominating and Corporate Governance Committee recommends director nominees to the board of directors based on, among other things, its evaluation of a candidate’s experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and a willingness to devote adequate time and effort to board responsibilities. In making its recommendations to the board of directors, the Nominating and Corporate Governance Committee also seeks to have the board nominate candidates who have diverse backgrounds and areas of expertise so that each member can offer a unique and valuable perspective.

In the future, the Nominating and Corporate Governance Committee intends to identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above, especially business and civic leaders in the communities in which we operate. The Nominating and Corporate Governance Committee also, from time to time, may engage firms, at our expense, that specialize in identifying director candidates. As described below, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders.

The Nominating and Corporate Governance Committee anticipates that once a person has been identified by the committee as a potential candidate, the committee will collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the chairman or another member of the committee will contact the person. If the person expresses a willingness to be considered and to serve on the board of directors, the Nominating and Corporate Governance Committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering and conduct one or more interviews with the candidate. In certain instances, members of the Nominating and Corporate Governance Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

The Nominating and Corporate Governance Committee will consider written recommendations from stockholders of potential director candidates. Such recommendations should be submitted to the Nominating and Corporate Governance Committee in care of General Counsel at NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022. Director recommendations submitted by stockholders should include the following:

•	the name, age, business address and residence address of the individual(s) recommended for nomination;

•	the class, series and number of any shares of our stock that are beneficially owned by the individual(s) recommended for nomination;

•	the date such shares of our stock were acquired by the individual(s) recommended for nomination and the investment intent of such acquisition; and

•
all other information relating to such candidate that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

The Nominating and Corporate Governance Committee expects to use a similar process to evaluate candidates to the board of directors recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.

Director Attendance at Annual Meeting

We do not currently maintain a policy requiring our directors to attend the annual meeting of stockholders; however, directors are invited and encouraged to attend.

EXECUTIVE OFFICERS

Our executive officers are appointed annually by our board of directors and serve at the discretion of our board. Set forth below is information, as of the date of this proxy statement, regarding our current executive officers:

Name	Age	Position
David T. Hamamoto(*)	46	President, Chief Executive Officer and Director
Andrew C. Richardson	39	Executive Vice President, Chief Financial Officer and Treasurer
Jean-Michel Wasterlain	48	Chief Investment Officer and Executive Vice President
Daniel R. Gilbert	36	Executive Vice President
Richard J. McCready	47	Chief Operating Officer, Executive Vice President and Secretary
Daniel D. Raffe	43	Executive Vice President

(*)	Biographical information is provided above under “Board of Directors.”

Set forth below is biographical information regarding each of our executive officers.

Andrew C. Richardson. Mr. Richardson has been our executive vice president, chief financial officer and treasurer since April 10, 2006. From March 2000 to April 2006, Mr. Richardson was an executive vice president and head of the capital markets group for iStar Financial Inc. While at iStar Financial, Mr. Richardson was responsible for its capital-raising activities and investor relations functions, and had an integral role in expanding iStar's shareholder and lender constituencies. Mr. Richardson joined iStar Financial from Salomon Smith Barney, where from 1995 to 2000 he was an investment banker in the Global Mergers and Acquisitions and Real Estate and Lodging Groups, most recently serving as a vice president providing merger and acquisition advisory services and raising debt and equity capital for public and private real estate companies. Prior to joining Salomon Smith Barney, from 1988 to 2003 Mr. Richardson worked for Ernst & Young and was a certified public accountant. Mr. Richardson holds an M.B.A. from the University of Chicago, and a B.B.A. in accountancy from the University of Notre Dame.

Jean-Michel (Mitch) Wasterlain. Mr. Wasterlain has been our chief investment officer and one of our executive vice presidents since our initial public offering in October 2004. Mr. Wasterlain has primary responsibility for our real estate securities business and manages the structuring and issuance of CDOs and other securitization vehicles. From July 2002 until October 2004, Mr. Wasterlain served as a vice president of NorthStar Capital. Prior to joining NorthStar Capital in 2002, Mr. Wasterlain co-founded in November 1996 and was a managing director of CGA Investment Management and was responsible for all of the firm's real estate business. Prior to joining CGA Investment Management, Mr. Wasterlain managed a real estate lending and securitization business at ING Barings and worked in real estate investment banking at Lehman Brothers. Mr. Wasterlain graduated from Stanford University and holds an M.B.A. from the Wharton School of the University of Pennsylvania.

Daniel R. Gilbert. Mr. Gilbert has been one of our executive vice presidents since our initial public offering in October 2004. Mr. Gilbert has primary responsibility for our real estate debt business. From July 2004 until October 2004, Mr. Gilbert served as an executive vice president and managing director of mezzanine lending of NorthStar Capital, which included responsibility for the oversight of the NSF Venture. From 1994 to 2004, Mr. Gilbert held a number of positions with Merrill Lynch & Co., in its Global Principal Investments and Commercial Real Estate department. Most recently, Mr. Gilbert managed a group with global responsibility for Merrill Lynch's relationships with its top tier real estate investor clients and engaging in strategic principal investments in real estate opportunity funds. For the prior six years, he was responsible for originating principal investments in mortgage loans, subordinated notes, mezzanine loans, preferred equity, distressed debt and related commercial mortgage-backed securities, or CMBS. Mr. Gilbert's early work at Merrill Lynch focused on CMBS transactions and the acquisition of distressed mortgage loan portfolios. In 1996, Mr. Gilbert left Merrill Lynch for a brief time to work for a management consulting firm, where he advised senior management and directors on shareholder value creation. Prior to 1994, he held accounting and legal-related roles at Prudential Securities Incorporated. Mr. Gilbert graduated from Union College with degrees in Political Science and Anthropology.

Richard J. McCready. Mr. McCready has been our secretary since our initial public offering in October 2004 and was our general counsel since our initial public offering through April 12, 2006. Mr. McCready has been one of our executive vice presidents since March 2006 and our chief operating officer since April 12, 2006. Mr. McCready has served as the chief operating officer and secretary of NorthStar Capital since 1998 and its president and chief operating officer since October 2005 and is a member of NorthStar Capital's board of directors. Prior to joining NorthStar Capital, Mr. McCready had been the president, chief operating officer and a director of First Winthrop Corporation, a manager of commercial properties. Prior to joining First Winthrop in 1990, he was in the Corporate and Real Estate Finance group at the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mr. McCready graduated from the University of New Hampshire and holds a Juris Doctorate from Boston College Law School.

Daniel D. Raffe. Mr. Raffe has been one of our executive vice president’s since April 12, 2006 and was a Managing Director from November 2005.  Mr. Raffe is responsible for our real estate acquisitions business.  Mr. Raffe has 17 years of real estate and legal expertise.  Prior to joining the Company, Mr. Raffe was with GE Business Property since 2002 as a Vice President, responsible for leading real estate net lease acquisitions and structured finance transactions in the Eastern and Midwest United States. Prior to that, from 1997 to 2001 Mr. Raffe was a Managing Director at Cushman & Wakefield, Inc. where he advised corporate owners of real estate on the best financial strategies for their real estate holdings, and structured and implemented sale leaseback, synthetic lease and other real estate finance transactions. Prior to Cushman & Wakefield, Mr. Raffe worked for both Capital Lease Funding, L.P. and Kidder Peabody where he engaged in a variety of commercial real estate finance transactions including sale leasebacks, net lease acquisitions and financings and other whole loan originations. Mr. Raffe began his career with the law firm of Dewey Ballantine.  Mr. Raffe graduated from Indiana University with a degree in Accounting and also received a law degree from Georgetown University.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership of such securities on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on the Company’s review of the copies of such forms received by it, or written representations from certain reporting persons that no filings on such forms were required for those persons, the Company believes that all such filings required to be made during and with respect to the fiscal year ended December 31, 2005 by Section 16(a) were timely made.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Employee Executive Compensation

The following table sets forth the compensation that we paid to our chief executive officer and our four other most highly compensated executive officers (collectively, the "Named Executive Officers") for services rendered to us for the year ended December 31, 2005 and for the period from October 29, 2004, the date of the closing of our initial public offering and the commencement of our operations, to December 31, 2004 (the "Post-IPO Period"). We did not pay any of our Named Executive Officers or other employees prior to October 29, 2004. Therefore, the amounts included in the "Salary" column for the Post-IPO Period for each Named Executive Officer represent approximately one-sixth of the amount of the base salary pursuant to the respective executive employment agreements of each of the Named Executive Officers.

	Annual Compensation			Long-Term Compensation Awards (1)
Name and Principal Position	Fiscal Year Ended/Post-IPO Period	Salary ($)	Bonus ($)	Other Annual Compen-sation ($)	Restricted Stock Award(s) ($)(2)	LTIP Payouts ($)	All Other Compen-sation ($)
David T. Hamamoto,	2005	400,000	840,000		2,188,943
President and Chief Executive Officer	Period Post-IPO	66,667	0(3)		1,986,684(4)

Mark E. Chertok,	2005	250,000	250,000		253,354
Chief Financial Officer and Treasurer	Period Post-IPO	41,667	125,000(5)		494,604(4)

Jean-Michel Wasterlain,	2005	250,000	325,000		304,025	164,167(6)
Chief Investment Officer and Executive Vice President	Period Post-IPO	41,667	125,000(7)		459,657(4)

Daniel R. Gilbert,	2005	250,000	325,000		912,063
Executive Vice President	Period Post-IPO	41,667	83,333(8)		781,435(4)

Richard J. McCready,	2005	125,000	30,000		304,025
Chief Operating Officer, Executive Vice President and Secretary	Period Post-IPO	10,000(9)	0(9)		494,604(4)

(1)
See "— Long-Term Incentive Bonus Program" below for a description of the awards that may be granted to our Named Executive Officers under the long-term incentive bonus program if the performance hurdles established by the Compensation Committee of our board of directors are met during the performance periods.

(2)
The amounts listed under the "Restricted Stock Awards" column for each Named Executive Officer represent the fair market value as of the date of grant of the LTIP units granted to each Named Executive Officer. LTIP units are common units of limited partnership interest in NorthStar Realty Finance Limited Partnership, our operating partnership, which are structured as profits interests. Upon the occurrence of specified events, an LTIP unit may over time achieve full parity with such common units for all purposes. If such parity is reached, vested LTIP units may be converted into an equal number of common units of limited partnership interest in our operating partnership. Holders of common units of limited partnership interest in our operating partnership may elect to redeem such common units for cash or, at our election, an equivalent number of shares of our common stock. Until and unless such parity is reached, the value that a holder of an LTIP unit will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock. Distributions are payable on LTIP units to the same extent and on the same date that distributions are paid on common units of partnership interest in our operating partnership. In accordance with Item 402 of Regulation S-K, the fair market value of the LTIP units indirectly granted to our Named Executive Officers has been computed with reference to the closing price of our common stock on the date of grant of such LTIP units.

(3)
The Compensation Committee of our board of directors authorized the grant to Mr. Hamamoto of a cash bonus of $116,667 for service as our chief executive officer and president for the Post-IPO Period. However, Mr. Hamamoto waived receipt of this bonus and requested that the $116,667 be granted as a bonus to certain of our non-executive employees and certain employees of NorthStar Capital who provide services to us through the shared facilities and services agreement. The Compensation Committee delegated to Mr. Hamamoto the authority to designate such employees and divide this amount amongst them.

(4)
In connection with the closing of our initial public offering on October 29, 2004 and the exercise of the underwriters' over allotment option on November 19, 2004, our Compensation Committee granted an aggregate of 751,444 LTIP units directly to NRF Employee, LLC (the "Employee LLC LTIP Units") pursuant to our stock incentive plan. One-twelfth of the Employee LLC LTIP Units vest as of the end of each of the 12 quarters during the three-year vesting period beginning on October 29, 2004. Each of the Named Executive Officers has a membership interest in NRF Employee, LLC (the "Employee LLC Interest") which entitles each of them to beneficial ownership of the amount of the Employee LLC LTIP units set forth opposite their names: Mr. Hamamoto—225,916; Mr. Chertok—56,244; Mr. Wasterlain—52,270; Mr. Gilbert—88,861; and Mr. McCready—56,244. Once a portion of such Employee LLC Interest is vested, each of the Named Executive Officers may redeem the vested portion for an equivalent number of LTIP units. Upon the receipt of distributions from our operating partnership, NRF Employee, LLC will distribute such distributions to its members on a pro rata basis. The following table lists the number of Employee LLC LTIP units that each Named Executive Officer has beneficial ownership of through their respective Employee LLC Interests and the date of the grant of such LTIP Units.

Named	Number of LTIP Units Granted
Executive Officer	On October 29, 2004	On November 19, 2004
Mr. Hamamoto	216,100	9,816
Mr. Chertok	53,800	2,444
Mr. Wasterlain	50,000	2,270
Mr. Gilbert	85,000	3,861
Mr. McCready	53,800	2,444

(5)
Consists of (a) a $100,000 cash bonus paid to Mr. Chertok in November 2004 in connection with the closing of our initial public offering in October 2004 pursuant to his executive employment agreement and (b) a $25,000 cash bonus which represents one-sixth of the initial target bonus amount in Mr. Chertok's executive employment agreement and was awarded for services rendered to us during the Post-IPO Period.

(6)
Represents the value of 16,079 LTIP units allocated to Mr. Wasterlain in connection with Mr. Wasterlain’s Outperformance Bonus Plan, as described under “Executive Compensation and Related Information---Mr. Wasterlain’s Outperformance Bonus Plan”.

(7)
Represents one-half of the initial target bonus amount in Mr. Wasterlain's executive employment agreement and was awarded for services rendered (a) to NS Advisors LLC from July 1, 2004 to the closing our initial public offering on October 29, 2004 and (b) to us for the Post-IPO Period. NS Advisors LLC accrued five-sixths of this amount as of the contribution of 100% of the membership interests of NS Advisors LLC to NorthStar Realty Finance Limited Partnership, our operating partnership on October 29, 2004.

(8)	Represents one-third of the initial target bonus amount in Mr. Gilbert's executive employment agreement and was awarded for services rendered to us for the Post-IPO Period.
(9)
Pursuant to our shared facilities and services agreement with NorthStar Capital as described under "Certain Relationships and Related Transactions ---Shared Facilities and Services Agreement; Sublease", the annual facilities and services fee payable to NorthStar Capital thereunder is reduced by the amount of any base salary that we pay directly to any co-employees of NorthStar Capital and us, including Mr. McCready. Mr. McCready also receives a salary directly from NorthStar Capital.

Long-Term Incentive Bonus Program

The NorthStar Realty Finance Corp. 2004 Long-Term Incentive Bonus Plan (“Long-Term Incentive Bonus Plan”) was adopted by our board of directors in order to retain and incentivize our officers and other key employees. An aggregate of 698,142 shares of our common stock have been reserved and authorized for issuance under the Long-Term Incentive Bonus Plan, subject to equitable adjustment upon the occurrence of certain corporate events. Awards under the Long-Term Incentive Bonus Plan may be granted in cash, shares of our common stock, LTIP units or other share-based form.

Our board of directors has delegated to the Compensation Committee the authority to administer the Long-Term Incentive Bonus Plan. Pursuant to this delegated authority, the Compensation Committee has:

•
established performance periods and return hurdles that we must meet during such performance periods in order for awards to he granted to eligible participants under the Long-Term Incentive Bonus Plan, and

•
selected eligible participants and reserved amounts under the Long-Term Incentive Bonus Plan that such selected eligible participants would be entitled to receive if the established return hurdles are met during the established performance periods.

Our Compensation Committee has established the following performance periods:

•	one-year period beginning October 1, 2005;

•	one-year period beginning October 1, 2006; and

•	two-year period beginning October 1, 2005.

Our Compensation Committee has established the return hurdle for these performance periods as an annual return on paid in capital (as described below) equal to or greater than 12.5%.

The Long-Term Incentive Bonus Plan defines return on paid in capital as: (1) our "funds from operations," or FFO (using the definition established by the National Association of Real Estate Investment Trusts, or "NAREIT"), adjusted to exclude any non-cash items, on a fully diluted per share basis, calculated in a manner consistent with our calculation of diluted earnings or loss per share, divided by (2) the average daily paid in capital per share (as described below) during the applicable performance period.

The Long-Term Incentive Bonus Plan defines paid in capital per share with respect to any date as: (1) the sum of (a) the number of shares of common stock on a fully diluted basis plus the number of units of partnership interest in our operating partnership, or operating partnership units, outstanding immediately after the consummation of our initial public offering, multiplied by the initial public offering price, (b) for any acquisitions or offerings for common stock or operating partnership units after our initial public offering, the number of shares of common stock or operating partnership units issued in such acquisition or offering multiplied by the fair market value of one share of common stock on the date of such acquisition or offering, and (c) for any shares of common stock or operating partnership units issued in exchange for any assets contributed to us after our initial public offering, the number of shares of common stock or operating partnership units issued multiplied by the average fair market value of our common stock during the ten trading days immediately prior to the date of such contribution, divided by (2) the number of shares of common stock on a fully diluted basis, including the operating partnership units outstanding on the relevant date.

As of December 31, 2005, our Compensation Committee has allocated an aggregate of 636,783 of the shares of our common stock reserved under the Long-Term Incentive Bonus Plan to eligible participants selected by the Compensation Committee, or as the selected participants, and delivered a notification to each selected participant stating the number of shares of our common stock that have been reserved for issuance to such selected participant, or the total reserved amount, if we meet the return hurdle during the applicable performance periods. Such notifications denominate the total reserved amount in shares of our common stock, but the Compensation Committee has the discretion to grant awards to the selected participants in cash, shares of our common stock, LTIP units or other share-based form, upon the achievement of the return hurdle in the performance periods.

Each of the selected participants will be entitled to receive half of his or her total reserved amount if we meet the return hurdle for the one-year period beginning October 1, 2005 and such selected participant is employed through the end of this first performance period. Each of the selected participants will be entitled to the other half of his or her total reserved amount if we meet the return hurdle for the one-year period beginning on October 1, 2006 and such selected participant is employed through the end of this second performance period. Alternatively, if we do not meet the return hurdle for the one-year period beginning October 1, 2005, but we do meet the return hurdle for the two-year period beginning October 1, 2005 and a selected participant is employed through the end of this two-year period, such selected participant will be entitled to receive his or her total reserved amount.

For purposes of the 2005 financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, management has made its best estimate of our performance during these two performance periods, based on the facts and information then available and assumptions regarding the returns on our investments at December 31, 2005. On the basis of the foregoing, management has estimated that we will meet the return hurdle in these performance periods. If we do not ultimately meet the return hurdle during the performance periods, we will not grant any awards under the incentive bonus plan to any of the eligible participants.

Mr. Wasterlain's Outperformance Bonus Plan

Mr. Wasterlain is eligible to receive incentive compensation equal to 15% of the net profits from our real estate securities business in excess of a 12% return on invested capital, or the bonus participation amount. We have the option of terminating this outperformance bonus plan at any time after October 29, 2007 by paying Mr. Wasterlain an amount based on the bonus participation amount at the time we exercise this plan termination election. If Mr. Wasterlain voluntarily terminates his employment with us prior to any exercise of our plan termination election, he will be eligible to continue to receive a portion of the bonus participation amount determined by applying a specified percentage to the then-current real estate securities fee streams and investments.

Beginning upon the earlier to occur of (1) October 29, 2007 or (2) the date of Mr. Wasterlain's termination of his employment with us without good reason, we will have the right to terminate this outperformance bonus plan within 45 days after the end of any fiscal quarter after such date or within 45 days after the date of Mr. Wasterlain's termination. Upon the date of our termination of this plan, Mr. Wasterlain shall be entitled to receive from us a payment equal to annualized net earnings from the real estate securities portfolio for the fiscal quarter preceding the plan termination election multiplied by the average of the funds from operations (FFO) trading multiple (the ratio of the fair market value of common equivalent shares as of the end of the relevant fiscal quarter to the adjusted FFO per share for the relevant fiscal quarter) for the four fiscal quarters preceding the plan termination election multiplied by 15%.

Following our exercise of the plan termination, the plan termination payment will vest over a term of three years following such exercise, subject to Mr. Wasterlain's continued employment with us after such exercise, and be payable in equal installments over such term as described below. The initial installment, representing 25% of the plan termination payment will be paid upon exercise of our plan termination and an additional 25% will be payable on the first, second and third anniversaries of such exercise, subject to Mr. Wasterlain's continued employment with us at the date of the relevant anniversary. If either a change of control occurs or we terminate Mr. Wasterlain for any reason other than for cause at any time following the exercise of our plan termination, any installments of the plan termination payment due but not yet paid to Mr. Wasterlain will become fully vested, but will continue to be paid over the three-year period following the exercise of our plan termination, as though Mr. Wasterlain continued to be employed by us.

See "Certain Relationships and Related Transactions — Distributions of Operating Partnership Units to Officers" for a description of Mr. Wasterlain's incentive compensation arrangement in NorthStar Capital's real estate securities business prior to its contribution to us.

Stock Incentive Plan

The NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan (which we refer to as the Incentive Plan) provides for the issuance of stock-based incentive awards, including incentive stock options, non-qualified stock options, stock appreciation rights, stock, restricted stock and other equity-based awards, or any combination of the foregoing. The eligible participants of the stock incentive plan include our directors, officers, employees and co-employees of us and NorthStar Capital and employees of NorthStar Capital who provide services to us pursuant to the shared facilities and services agreement. An aggregate of 1,433,038 shares have been authorized and reserved for issuance under our stock incentive plan. Of this amount, an aggregate of 58,888 shares of our common stock have been issued under our stock incentive plan. The number of shares reserved under our stock incentive plan is also subject to equitable adjustment upon the occurrence of certain corporate events.

The stock incentive plan may be administered by either our board of directors or any committee appointed by our board of directors in accordance with the requirements of Section 162(m) of the Internal Revenue Code (but only to the extent necessary and desirable to satisfy the requirements of Section 162(m) of the Internal Revenue Code) and, to the extent applicable, Rule 16b-3 under the Exchange Act, the board or committee being referred to as the "plan administrator." Our board of directors has delegated authority to the Compensation Committee to act as the plan administrator. The plan administrator may interpret the stock incentive plan and may enact, amend and rescind rules, make all other determinations necessary or desirable for the administration of the stock incentive plan and generally determine the terms and conditions of awards granted under the stock incentive plan.

We may issue incentive stock options or non-qualified stock options under the stock incentive plan. The incentive stock options granted under the stock incentive plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. The option price of each stock option granted under the stock incentive plan will be determined by the plan administrator and must be at least equal to the par value of a share of common stock on the date the stock option is granted and, in the case of an incentive stock option, may be no less than the fair market value of the stock underlying the option as of the date the incentive stock option is granted.

Stock appreciation rights may be granted under the stock incentive plan either alone or in conjunction with all or part of any stock option granted under the stock incentive plan. A stock appreciation right granted under the stock incentive plan entitles its holder to receive per share, at the time of exercise, an amount in cash or stock (or a combination of cash and stock) equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the plan administrator, with the plan administrator determining the form of payment.

Restricted common stock may be granted under the stock incentive plan. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of restricted common stock. Participants with restricted common stock generally have all of the rights of a stockholder. If the performance goals or other restrictions are not attained, the participant will forfeit his or her shares of restricted common stock.

Other equity-based awards under the stock incentive plan will include grants of units of limited partnership interest in our operating partnership, which are structured as profits interests, or LTIP units. Each LTIP unit awarded will be deemed to be equivalent to an award of one share of our common stock reserved under our stock incentive plan. Each LTIP unit award will reduce the amount of our shares of common stock available for other equity awards on a one-for-one basis. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of LTIP units. If the performance goals or other restrictions are not attained, the participant will forfeit his or her LTIP units.

LTIP units, whether vested or not, will receive the same quarterly per unit distributions as common units of partnership interest in our operating partnership, which equal per share distributions on our common stock. Initially, LTIP units will not have full parity with common units with respect to liquidating distributions. Upon the occurrence of specified events LTIP units may over time achieve full parity with common units of limited partnership interest in our operating partnership for all purposes, and therefore accrete to an economic value for participants' equivalent to our common stock on a one-for-one basis. If such parity is reached, vested LTIP units may be converted into an equal number of common units of our operating partnership at any time, and thereafter enjoy all the rights of common units of our operating partnership. Holders of common units of limited partnership interest in the operating partnership may elect to redeem their operating partnership units for cash or, at our election, an equivalent number of shares of our common stock. However, there are circumstances under which the LTIP units will not achieve full parity with common units of limited partnership interest. Until and unless such parity is reached, the value that a participant will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

The stock incentive plan provides for automatic annual grants of common stock to each of our non-employee directors of a number of shares having a value of approximately $25,000, and to our chairman of the board of a number of shares having a value of approximately $35,000. These annual automatic grants will be made on the first business day following each annual meeting of our stockholders. The stock incentive plan also provides for an initial automatic grant upon the consummation of our initial public offering to our non-employee directors or, for such non-employee directors elected after the offering, upon attending their first board meeting, of a number of shares of restricted common stock having a value of approximately $50,000. The stock incentive plan also provides for an initial automatic grant of a number of shares of restricted common stock having a value of approximately $100,000 to our chairman of the board upon consummation of our initial public offering. The stock incentive plan also provides that, subject to the procedures, terms and conditions established by the plan administrator, the non-employee directors may elect to receive other awards, including awards of LTIP units, with equivalent values in lieu of the annual and initial grants of common stock and restricted common stock. The annual grants will be fully vested on the date of grant, and the initial grants will vest as to one-third of the total amount granted on each of the first three anniversaries of the date of the grant.

The terms of the stock incentive plan provide that the plan administrator may amend, suspend or terminate the stock incentive plan at any time, but stockholder approval of any such action will be obtained if required to comply with applicable law. Further, no action may be taken that adversely affects any rights under outstanding awards without the holder's consent. The stock incentive plan will terminate on the tenth anniversary of the effectiveness of the registration statement of which this prospectus is a part.

Outperformance Plan

On January 10, 2006, the Compensation Committee approved the general terms of the NorthStar Realty Finance Corp. 2006 Outperformance Plan (the “2006 Outperformance Plan”) and on March 14, 2006, the Compensation Committee approved the form of award agreement to be used to grant awards under the 2006 Outperformance Plan.

Under the 2006 Outperformance Plan, award recipients will share in a “performance pool” if the Company’s total return to stockholders for the period from January 1, 2006 (measured based on the average closing price of our common stock for the 20 trading days prior to January 1, 2006 through December 31, 2008) exceeds a cumulative total return to stockholders of 30%, including both share appreciation and dividends paid. The size of the pool will be 10% of the outperformance amount in excess of the 30% benchmark, subject to a maximum dilution cap equal to $40 million, exclusive of accrued dividends referred to below. Each employee’s award under the 2006 Outperformance Plan will be designated as a specified percentage of the aggregate performance pool. Assuming the 30% benchmark is achieved, the performance pool that is established under the Plan will be allocated among the Company’s employees in accordance with the percentage specified in each employee’s award agreement.

Awards will be made under our 2004 Omnibus Incentive Plan (or successor plan) in the form of LTIP units that are ultimately exchangeable for shares of our common stock or cash, at our election. The Plan provides that if the performance pool is established, each award recipient will be entitled to the dividends that would have been paid by the Company had the LTIP units (that were earned based on the size of the pool) been issued on the date the 2006 Outperformance Plan was approved.  Those dividends will be paid by the issuance of additional LTIP units.  Thereafter, dividends will be paid on the outstanding LTIP units, whether or not vested. In the event the potential performance pool reaches the maximum dilution cap before December 31, 2008 and remains at that level or higher for 30 consecutive days, the performance period will end early and the pool will be formed on the last day of such 30 day period.

Although the amount of the awards earned under the 2006 Outperformance Plan will be determined when the performance pool is established, not all of the LTIP units earned pursuant to the awards vest at that time. Instead, 50% of the awards vest on December 31, 2008 and 25% of the awards vest on each of the first two anniversaries thereafter based on continued employment. In the event of a change in control of the Company prior to the establishment of the pool, then (1) the performance period will be shortened to end on a date immediately prior to the public announcement of the change of control event, and (2) the total shareholder return benchmark will be adjusted on a pro rata basis for the shortened performance period.  A performance pool will be established as described above if the adjusted benchmark target is achieved and all of the LTIP units earned pursuant to the awards will be fully vested. If a change in control occurs after the performance period has ended, all unvested LTIP units earned under the 2006 Outperformance Plan will fully vest upon the change in control.

All determinations, interpretations and assumptions relating to the vesting and calculation of the performance awards will be made by the Compensation Committee.

Employment Agreements

Messrs. Hamamoto, Chertok, Wasterlain, Gilbert and McCready have entered into employment agreements with us. Mr. Chertok’s employment agreement was terminated as of April 7, 2006 in connection with his departure. For the purposes of this description, we refer to these individuals as the "executives." The agreements have three-year initial terms. Following the initial terms, the agreements automatically will extend on an annual basis for one additional year, unless notice not to renew an agreement is given 90 days prior to the expiration of its term. The employment agreements with Messrs. Hamamoto, Chertok, Wasterlain and Gilbert are dated as of October 22, 2004, and Mr. McCready’s employment agreement is dated as of March 14, 2006.

The agreements provide that Mr. Hamamoto will receive an initial annual base salary of $400,000 per annum, that Messrs. Chertok, Wasterlain and Gilbert will each receive an initial annual base salary of $250,000 per annum, and that Mr. McCready will receive an initial annual base salary of $150,000 per annum. In subsequent years during the term, the base salary under each of the executive employment agreements will be subject to annual review and adjustment from time to time by the Compensation Committee of our board of directors. The agreements also provide that the executives will participate in an annual cash bonus plan. The annual cash bonus plan allows for a maximum bonus amount to be established by the Compensation Committee for each of our executive officers. The bonuses are determined based on individual and company performance with performance criteria that take into consideration our: (i) earnings per share; (ii) net earnings; (iii) net sales growth; (iv) net income (before taxes); (v) net operating profit; (vi) return measures (including, but not limited to, return on assets, capital, equity or sales); (vii) cash flow (including, but not limited to, operating cash flow and free cash flow); (viii) earnings before or after taxes, interest, depreciation, and/or amortization; (ix) productivity ratios; (x) share price (including, but not limited to, growth measures and total stockholder return); (xi) expense targets; (xii) operating efficiency; (xiii) working capital targets; (xiv) any combination of, or a specified increase in, any of the foregoing; and (xv) the formation of joint ventures or the completion of other corporate transactions.

Payments made under the annual cash bonus plan will be deductible under Section 162(m) of the Internal Revenue Code for a period of time. Section 162(m) generally provides that publicly-held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. Certain performance-based compensation, however, is specifically exempt from the deduction limit pursuant to Section 162(m).

The agreements provide that each of the executives will receive severance payments in the event of termination of their employment by us (other than a termination for "cause," as defined in the agreements) or by the executives with "good reason" (also as defined in the agreements). These severance payments include continuation of annual base salary for two years following the date of termination of employment. In addition, the executives would receive a pro-rata bonus for the year in which such termination occurred.

If payments made to any of the executives under the agreements (or any other plans or agreements) are subject to excise tax under the provisions of Section 4999 of the Internal Revenue Code, the agreements provide that we will pay such executive an additional amount such that the amount retained by such executive would equal the net amount of payments which would have been received by him absent application of the excise tax.

Pursuant to the agreements, the executives agreed that, during their employment with us and for a period of one year following the termination of their employment, they will not solicit, directly or indirectly, any of our employees, officers, consultants or joint venture partners to terminate their employment or other relationships with us. Additionally, Mr. McCready has also agreed that he would devote not less than a majority of his business time to the performance of his duties under his employment agreement.

The agreements also provide that the executives may participate in the Company’s equity compensation plans.

Andrew Richardson Employment Agreement

Effective April 10, 2006, Mr. Andrew C. Richardson joined the Company as an Executive Vice President, Chief Financial Officer & Treasurer. In connection therewith, the Company and Mr. Richardson entered into an Employment Agreement (the “Richardson Employment Agreement”). The Richardson Employment Agreement has an initial term of three years which began on April 10, 2006. Following the initial term, the Richardson Employment Agreement automatically will extend on an annual basis for one additional year, unless notice not to renew the Richardson Employment Agreement is given 90 days prior to the expiration of its term. Mr. Richardson will receive an initial annual base salary of $250,000 per annum. In subsequent years during the term, the base salary under the Richardson Employment Agreement will be subject to annual review and adjustment from time to time by the Compensation Committee. The Richardson Employment Agreement also provides that Mr. Richardson may be entitled to an annual cash bonus. The initial target amount of the annual cash bonus will be 240% of Mr. Richardson’s base salary. Notwithstanding the foregoing, Mr. Richardson shall be entitled to a minimum annual cash bonus of $600,000 for the 2006 calendar year payable in February 2007, subject to Mr. Richardson being employed by the Company at that time.

As part of the Richardson Employment Agreement, Mr. Richardson (i) received $1,250,000 payable in the form equity awards, 50% of which were in the form of an allocation of shares or LTIP units under the Long-Term Incentive Bonus Plan if the Company meets certain return hurdles during the applicable performance periods under the Long-Term Incentive Bonus Plan and (ii) will receive a cash payment of $250,000 payable on or before January 15, 2007, provided that prior to January 1, 2007 Mr. Richardson has not been terminated “for cause” (as defined in the Richardson Employment Agreement). Additionally, the Richardson Employment Agreement provides that Mr. Richardson shall be entitled to an allocation of 10% of the “performance pool” under the Company’s 2006 Outperformance Plan.

Furthermore, the Richardson Employment Agreement provides that Mr. Richardson will receive severance payments in the event of termination of his employment by the Company (other than a termination for "cause") or by Mr. Richardson with "good reason." These severance payments include continuation of annual base salary for two years following the date of termination of employment and, if the termination occurs on or prior to January 1, 2007, the automatic vesting of one-third of all outstanding equity awards issued to Mr. Richardson under the Incentive Plan. In addition, Mr. Richardson would receive a pro-rata bonus for the year in which such termination occurred.

If payments made under the Richardson Employment Agreement (or any other plans or agreements) are subject to excise tax under the provisions of Section 4999 of the Internal Revenue Code, the Richardson Employment Agreement provides that the Company will pay Mr. Richardson an additional amount such that the amount retained by him would equal the net amount of payments which would have been received by him absent application of the excise tax.

Pursuant to the Richardson Employment Agreement, Mr. Richardson agreed that, during his employment with the Company and for a period of one year following the termination of his employment, he will not solicit, directly or indirectly, any of the Company’s employees, officers, consultants or joint venture partners to terminate their employment or other relationships with the Company.

The Richardson Employment Agreement also provides that Mr. Richardson may participate in the Company’s equity compensation plans.

Mark Chertok Separation Agreement

In connection with Mr. Chertok’s departure, the Company and Mr. Chertok agreed on April 5, 2006 that Mr. Chertok will be available upon request and as needed following April 7, 2006 until the earlier of (i) the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (the “Form 10-Q”) and (ii) May 12, 2006 (the “Release Date”) for a period not to exceed 100 hours to assist the Company with the filing of the Form 10-Q. Mr. Chertok has also agreed with the Company to be available as reasonably necessary upon request for a period not to exceed 80 hours during the period from the Release Date through September 29, 2006 (the “Availability End Date”) to assist the Company with transitional matters. The Company and Mr. Chertok also agreed that Mr. Chertok will (i) receive, pursuant to the terms of his employment agreement, a pro-rated bonus for 2006 of approximately $89,000, (ii) receive payment for one week of accrued but unused vacation time at his base salary, (iii) be entitled to vest on the Release Date in 28,122 previously granted LTIP Units, upon satisfaction of certain conditions, and (iv) be entitled to vest on the Availability End Date in an additional 24,456 previously granted LTIP Units, upon satisfaction of certain conditions. In addition, in lieu of receiving any LTIPs, common shares or payments under the Company’s 2004 Long-Term Incentive Bonus Plan, Mr. Chertok will be entitled to receive on the Availability End Date, subject to the satisfaction of certain conditions, LTIP Units or common shares having a value of $340,000 or alternatively, at the Company’s election, a cash payment of $340,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Messrs. Adamski, Paglia Sica, each of whom is an independent director. Mr. Adamski chairs our Compensation Committee. There are no Compensation Committee interlocks or employee participation on the Compensation Committee that requires disclosure.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report of the Compensation Committee (the "Compensation Committee") of the board of directors (the "Board of Directors") of NorthStar Realty Finance Corp., a Maryland corporation (the "Company"), does not constitute soliciting material and should not be considered filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent the Company specifically incorporates this report by reference therein.

The following report describes the Company’s compensation policy, practice and philosophy, specifically regarding the Company’s chief executive officer and other officers that are subject to the reporting requirements on Section 16 of the Exchange Act (collectively, the "Executive Officers"). We, the members of the Compensation Committee, are presenting this report, which provides an overview of compensation paid to the Executive Officers for the fiscal year ended December 31, 2005.

Committee Membership and Organization

The Compensation Committee currently consists of Mr. Adamski, the Chairperson of the Compensation Committee, and Messrs. Paglia and Sica. The Board of Directors has determined that the members of the Compensation Committee meet (1) the independence requirements of the New York Stock Exchange, (2) the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the Exchange Act and (3) the outside director definition in Section 162(m) of the Internal Revenue Code of 1986, as amended.

Purpose

The principal functions of the Compensation Committee are to:

•	determine the total compensation of the Company’s chief executive officer;

•
review the proposals by the Company's chief executive officer with respect to the total compensation payable to the Company’s other Executive Officers and approve the total compensation payable to such Executive Officers;

•	administer the Company's stock incentive plans, including but not limited to the Incentive Plan; and

•
administer the Company's long-term incentive bonus plans, including but not limited to the Long-Term Incentive Bonus Plan (the "Bonus Plan"), the 2006 Outperformance Plan and the Real Estate Securities Outperformance Bonus Plan that is part of the executive employment agreement of Jean-Michel Wasterlain (the "Real Estate Securities Outperformance Bonus Plan").

Compensation Philosophy

The key components of compensation for the Company's Executive Officers are salary, cash bonuses and stock-based incentive awards under the Incentive Plan and the Bonus Plan, including but not limited to LTIP units. Salary is generally based on factors such as an individual officer’s level of responsibility, comparison to compensation of other officers in the Company and compensation provided at competitive companies and companies of similar size. Bonuses and stock-based awards are intended to reward exceptional performances. Benchmarks for determining base salary and bonus levels include targeted funds from operations levels, strength of the balance sheet and creation of stockholder value. Stock-based awards are also intended to increase an Executive Officer’s interest in the Company’s long-term success as measured by the market and book value of the Company’s common stock.

The Real Estate Securities Outperformance Bonus Plan is based on a negotiated formula that permits Mr. Wasterlain to participate in the net profits of the Company's real estate securities investment business above a specified return hurdle. Any award under this plan may be awarded in cash, LTIP units or shares of our common stock at the discretion of the Compensation Committee and, if awarded in share-based form, will be granted under the Incentive Plan.

The Company’s chief executive officer makes recommendations to the Compensation Committee with respect to the compensation of the Company’s other Executive Officers. In addition, the Compensation Committee bases its decisions on the most recent publicly available compensation data for senior executive officers of comparable real estate investment trusts and finance companies, as well as various compensation studies and surveys, to ensure that compensation packages are in line with the Company’s peer group and the real estate finance industry in general. While benchmarks and comparative market data are valuable tools to assist the Compensation Committee in setting reasonable and fair compensation for its Executive Officers, the stated philosophy of the Company’s executive compensation program is to recognize individual contributions to the performance of the Company and to create a link between the performance of the Company’s common stock and executive compensation.

The base salary of each of the Executive Officers was negotiated at the time each of those officers joined the Company and is a term of their respective executive employment agreements, each of which agreements were approved by the Compensation Committee. The Compensation Committee approves changes to each Executive Officer’s base salary. The Compensation Committee considers individual performance, scope of responsibility, prior experience, breadth of knowledge and competitive pay practices. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

Pursuant to its charter, the Compensation Committee may retain, at the Company’s expense, outside advisors to assist the committee in fulfilling its responsibilities to determine the Executive Officer compensation levels. The Compensation Committee and management have engaged a third-party compensation consulting firm to study the Company’s executive compensation practices and to ensure that overall compensation for officers, employees and non-management directors is both competitive and designed to suit the Company’s objectives.

Chief Executive Officer Compensation

In determining Mr. Hamamoto's compensation, the Compensation Committee considered Mr. Hamamoto's performance. The categories upon which his performance was evaluated included: the Company's overall performance including growth in assets under management; and the Company's strategic positioning for future performance and growth. The Compensation Committee also considered Mr. Hamamoto's leadership, decision-making skills, experience and knowledge. In addition, the Compensation Committee reviewed and considered the recommendations of an independent compensation consultant retained by the Company's management for the base salary, target cash bonus amount and the stock-based awards of the Company's chief executive officer and a survey of executive compensation practices of peer companies in the real estate finance industry. The Compensation Committee may place more relative weight on one or more of these factors and, generally, the Company's financial performance is given the most weight.

The Compensation Committee discussed matters affecting Mr. Hamamoto's compensation and compared it against a peer universe of real estate finance companies to determine whether the Company's executive compensation program is consistent with market practices linking pay to performance. The Compensation Committee authorized Mr. Hamamoto's compensation package for 2005, which included his base salary and cash bonus, and a grant of LTIP units pursuant to the Incentive Plan.

Compensation Committee:

William V. Adamski (Chairperson)
Louis J. Paglia
Frank V. Sica

PERFORMANCE GRAPH

In accordance with SEC rules, this section entitled "Performance Graph" shall not be incorporated by reference into any of our future filings under the Securities Act or the Exchange Act, and shall not be deemed to be soliciting material or to be filed under the Securities Act or the Exchange Act.

Set forth below is a graph comparing the cumulative total stockholder return on shares of our common stock with the cumulative total return of the NAREIT All REIT Index and the Russell 2000 Index. The period shown commences on October 26, 2004, the date that our common stock began trading on the NYSE after it was first registered under Section 12 of the Exchange Act, and ends on December 31, 2005, the end of our most recently completed fiscal year. The graph assumes an investment of $100 on October 26, 2004 and the reinvestment of any dividends. The stock price performance shown on this graph is not necessarily indicative of future price performance. The information in the graph and the table below was obtained from SNL Financial LC, Charlottesville, VA.© 2006.

	Period Ending
Index	10/26/04	12/31/04	03/31/05	06/30/05	09/30/05	12/31/05

NorthStar Realty Finance Corp.	100.00	130.86	110.63	121.62	110.51	122.93
Russell 2000	100.00	113.11	107.08	111.70	116.94	118.27
NAREIT All REIT Index	100.00	109.88	102.14	116.89	121.37	123.25

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 20, 2006, the total number and the percentage of shares of our common stock beneficially owned by:

•	each of our directors and each nominee for director;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

The following table also sets forth how many shares of our common stock are beneficially owned by each person known to us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock, in each case, based solely on, and as of the date of, such person's filing of a Schedule 13D or Schedule 13G with the SEC.

The information set forth below assumes that:

•	all of the conditions required for all LTIP units to be convertible into an equal number of operating partnership units have been satisfied and the LTIP units have been so converted; and

•	all operating partnership units, including operating partnership units issuable upon conversion of LTIP units, held by the persons described above are redeemed for shares of our common stock.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER (1)	PERCENTAGE (1)

Principal Stockholders:
NorthStar Capital Investment Corp.	3,608,615(2))	10.6%
OppenheimerFunds, Inc.	3,233,900(3))	10.6%
Wasatch Advisors, Inc.	2,608,169(4))	8.5%
Scott A. Bommer	2,583,800(5))	8.5%

Directors and Executive Officers:
David T. Hamamoto	1,518,984(7)(8)(9)(10)(11))	4.8%
W. Edward Scheetz	915,000(7)(8)(9)(10))	2.9%
Andrew C. Richardson	58,357(12))	*
Jean-Michel Wasterlain	305,019(10)(13))	1.0%
Daniel R. Gilbert	177,703(10)(14))	*
Richard J. McCready	90,600(8)(10)(15))	*
Daniel D. Raffe	30,000(16))	*
William V. Adamski	7,929	*
Preston Butcher	7,929	*
Judith A. Hannaway	7,929	*
Wesley D. Minami	15,929	*
Louis J. Paglia	4,808	*
Frank V. Sica	107,929	*
All directors and officers as a group (13 persons)	3,248,116	9.9%

*	Less than one percent.
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. In addition, we have assumed that any operating partnership units and LTIP units (irrespective of whether they are currently redeemable or redeemable within 60 days of the date hereof and irrespective of the fact that upon redemption we may pay cash), beneficially owned by any of the persons listed in the table above (but not units held by us) have been redeemed for an equivalent number shares of our common stock and therefore have deemed such number of shares as outstanding for purposes of presenting the number and computing the percentage of shares of our common stock beneficially owned by such persons.

(2)
Includes 100 shares of our common stock and 3,608,515 operating partnership units, each of which are held by the NorthStar Partnership. NorthStar Capital is the managing partner and the owner of approximately 77% of the outstanding partnership interests of NorthStar Partnership. Since the 3,608,615 shares reported as beneficially owned consist of operating partnership units which are not redeemable for shares of common stock within 60 days of the date hereof, NorthStar Capital is not a greater than five percent beneficial owner of our common stock for purposes of Rule 13d-3 under the Securities Exchange Act and, therefore, has not yet filed a Schedule 13G. The beneficial ownership by Messrs. Hamamoto and Scheetz of a certain amount of securities beneficially owned by NorthStar Capital through their positions as co-chief executive officers of NorthStar Capital is discussed in footnote (6) below. Quantum Realty NS Holdings LLC has designated two members of the seven-person board of directors of NorthStar Capital and owns approximately 4.7% of the outstanding common stock of NorthStar Capital. Other than Messrs. Hamamoto and Scheetz and Quantum Realty NS Holdings L.L.C., NorthStar Capital has approximately 140 stockholders. None of these other stockholders has any controlling block of shares of common stock, any shareholder or voting agreements with NorthStar Capital or any right to designate members of the board of directors of NorthStar Capital. The address of NorthStar Capital is 527 Madison Avenue, New York, NY 10022.

(3)
Based on information included in the Schedule 13G filed jointly by OppenheimerFunds, Inc. and Oppenheimer Small & Mid- Cap Value Fund on February 8, 2006. OppenheimerFunds has no sole voting power, no sole dispositive power and has shared dispositive power over 3,233,900 shares, over which it disclaims beneficial ownership pursuant to Rule 13d-4 of the Exchange Act. The address of OppenheimerFunds, Inc. is Two World Financial Center, 225 Liberty Street, 11th Floor, New York, NY 10281-1008. Oppenheimer Small & Mid- Cap Value Fund is the beneficial owner of 2,500,000 shares of common stock and it has sole voting power and shared dispositive power over 2,500,000 of the 3,233,900 shares of common stock. Oppenheimer Small & Mid- Cap Value Fund has no shared voting or sole dispositive power over such shares. The address of Oppenheimer Small Cap Value Fund is 6803 South Tucson Way, Centennial, CO 80112-3924.

(4)
Based on information included in the Schedule 13G filed by Wasatch Advisors, Inc. on February 14, 2006 Wasatch has sole voting power and sole dispositive power over 2,608,169 shares of common stock. The address of Wasatch is 150 Social Hall Avenue, Salt Lake City, UT 84111. Wasatch is the beneficial owner of 2,608,169 shares of common stock.

(5)
Based on information included in the Schedule 13G filed by SAB Capital Partners, L.P., SAB Capital Partners II, L.P., SAB Capital Advisors, L.L.C., SAB Overseas Capital Management, L.P., SAB Capital Management, L.L.C. and Scott A. Bommer on February 14, 2006. Mr. Scott A. Bommer serves as the managing member of: (1) SAB Capital Advisors, L.L.C., a Delaware limited liability company (the ‘‘General Partner’’), the general partner of SAB Capital Partners, L.P., a Delaware limited partnership (‘‘SAB I’’) and SAB Capital Partners II, L.P., a Delaware limited partnership (‘‘SAB II’’); and (2) SAB Capital Management, L.L.C., a Delaware limited liability company (the ‘‘IMGP’’), the general partner of SAB Overseas Capital Management, L.P., a Delaware limited partnership (the ‘‘Investment Manager’’), which serves as investment manager to, and has investment discretion over the securities held by SAB Overseas Fund, Ltd., a Cayman Islands exempted company (‘‘SAB Overseas’’). Mr. Bommer is the beneficial owner of 2,583,800 shares of common stock and has shared voting power and shared dispositive power over 2,583,800 shares of common stock. Mr. Bommer has no sole voting power and no sole dispositive power over such shares. The General Partner is the beneficial owner of 1,281,081 shares of common stock and has shared voting power and shared dispositive power over 1,281,081 shares of common stock. The General Partner has no sole voting power and no sole dispositive power over such shares. SAB I is the beneficial owner of 1,257,633 shares of common stock and has shared voting power and shared dispositive power over 944,905 shares of common stock. SAB has no sole voting power and no sole dispositive power over such shares. SAB II is the beneficial owner of 23,448 shares of common stock and has shared voting power and shared dispositive power over 23,448 shares of common stock. SAB II has no sole voting power and no sole dispositive power over such shares. Each of IMGP and the Investment Manager is the beneficial owner of 1,302,719 shares of common stock and has shared voting power and shared dispositive power over 1,302,719 shares of common stock. Each of IMGP and the Investment Manager has no sole voting power and no sole dispositive power over such shares. The address of all of the above persons is 712 Fifth Avenue, 42nd Floor, New York, NY 10019.

(6)	The address of each of the directors and executive officers is 527 Madison Avenue, New York, NY 10022.
(7)
Mr. Hamamoto and Mr. Scheetz are co-chief executive officers and members of the board of directors of NorthStar Capital and each owns approximately 10.9% of the outstanding common stock of NorthStar Capital. Each of Messrs. Hamamoto and Scheetz owns approximately 6.6% of the outstanding partnership interests of NorthStar Partnership. Assuming redemption of all outstanding partnership interests of NorthStar Partnership for shares of common stock of NorthStar Capital, each of them would own approximately 14.6% of the common stock of NorthStar Capital. By virtue of their positions as co-chief executive officers of NorthStar Capital, each of Messrs. Hamamoto and Scheetz may be deemed to have voting and/or investment power over the 3,608,515 operating partnerships units and 100 shares of common stock, each currently held by the NorthStar Partnership and beneficially owned by NorthStar Capital. Each of Messrs. Hamamoto and Scheetz disclaims beneficial ownership of these operating partnership units, except to the extent of their indirect ownership interest in 526,476 and 526,203 of such operating partnership units, respectively, and 15 shares of our common stock as a result of their fully-diluted ownership interest in NorthStar Capital.

(8)	Includes the following number of shares of common stock held directly by the following individuals: Mr. Hamamoto—257,567; Mr. Scheetz—131,346; and Mr. McCready—4,500.
(9)	Includes shares of common stock indirectly beneficially owned: Mr. Hamamoto—355,322; and Mr. Scheetz—29,472.
(10)
Includes the following number of LTIP units held directly by NRF Employee, LLC, which was granted 751,444 LTIP units under the Incentive Plan: Mr. Hamamoto—227,964; Mr. Scheetz—227,964; Mr. Wasterlain—52,744; Mr. Gilbert—89,666; and Mr. McCready—56,754. Each of the above-named persons has a membership interest in NRF Employee, LLC (the ‘‘Employee LLC Interest’’) which entitles each of them to beneficial ownership of the amount of the LTIP units held directly by NRF Employee, LLC (the ‘‘Employee LLC LTIP Units’’). One-twelfth of the Employee LLC LTIP Units vest as of the end of each of the 12 quarters during the three-year vesting period beginning on October 29, 2004. Once a portion of such Employee LLC Interest is vested, each of the above-named persons may redeem the vested portion for an equivalent number of LTIP units.

(11)	Includes 211,288 LTIP units granted under the Incentive Plan, which vest quarterly over a 3 year vesting period beginning on April 29, 2006.
(12)	Includes 58,357 LTIP units granted under the Incentive Plan, which vest quarterly over a 3 year vesting period beginning on July 29, 2006.
(13)	Includes 206,850 operating partnership units and 29,346 LTIP units granted under the Incentive Plan, which vest quarterly over a 3 year vesting period beginning on April 29, 2006.
(14)	Includes 88,037 LTIP units granted under the Incentive Plan, which vest quarterly over a 3 year vesting period beginning on April 29, 2006.
(15)	Includes 29,346 LTIP units granted under the Incentive Plan, which vest quarterly over a 3 year vesting period beginning on April 29, 2006.
(16)	Represents 30,000 LTIP units granted under the Incentive Plan, which vest quarterly over a 3 year vesting period beginning on January 29, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Shared Facilities and Services Agreement; Sublease

In connection with our initial public offering in October 2004, we entered into a shared facilities and services agreement with NorthStar Capital, an affiliate of the Company, pursuant to which certain general and administrative services required to run these businesses were provided by NorthStar Capital for a period of one year in exchange for an annual fee of $1.57 million.

Since our initial public offering, we have hired additional accounting, legal and administrative personnel and have obtained separate office space sufficient to temporarily accommodate most of our business operations. Accordingly, following the initial one-year term of the shared facilities and services agreement, which expired on October 29, 2005, we terminated the shared facilities and services agreement and entered into a more limited sublease agreement with NorthStar Capital. Under the new sublease, we will rent on a month-to-month basis the NorthStar Capital office space currently used by our accounting, legal and administrative personnel (currently 9 people). The sublease rent is calculated as a per person monthly charge, based on a "turn key" office arrangement (computer, network, telephone and furniture supplied) for each person utilizing the NorthStar Capital facilities. We may increase or decrease the number of people needing such accommodations, and we expect that the sublease rental payment would increase or decrease accordingly.

Management fees-related parties

NorthStar Capital owns 49.94% of Emmes Asset Management Co. LLC, or Emmes. Emmes manages the retail and commercial properties in the Company’s New York property portfolio pursuant to an asset management agreement with ALGM. On December 28, 2004, ALGM terminated its existing asset management agreement with Emmes. ALGM and Emmes entered into a new asset management agreement, which is cancelable on 30 days notice. The annual asset management fee under the new agreement is equal to 3.5% of gross collections from tenants of the properties not to exceed $350,000 or be less than $300,000 per year, except that in the event the assets under management are decreased the fee shall not have a minimum subject to certain provisions. Total fees incurred under this agreement amounted to $291,000 for the year ended December 31, 2005.

EDS portfolio

In September 2005, we acquired a portfolio of four office buildings with 387,842 square feet of rentable space for $61.4 million, which were leased to Electronic Data Systems Corporation, or EDS, under leases expiring in 2015. In connection with the acquisition of the EDS portfolio, Koll Development Company, an affiliate of the Company owned by NorthStar Capital, received a brokerage commission of $921,000.

Legacy Fund

On September 1, 2005, the Company entered into a loan agreement, as lender, with a subsidiary of Legacy Partners Realty Fund I, LLC, or the Legacy Fund, as borrowers, in the original principal amount of $66.6 million, secured by a first-priority mortgage lien on an office property located in San Jose, California. At the closing of this loan the Company funded $60.9 million of the original principal amount and has an additional $5.7 million of future funding commitments. Simultaneously with the closing of this loan, the Company entered into a participation and servicing agreement with a major financial institution pursuant to which the Company sold a 50% participation in this loan and the future funding commitments.

Additionally, on September 8, 2005, the Company entered into a loan agreement with another subsidiary of the Legacy Fund in the original principal amount of $47.4 million, secured by a first-priority mortgage lien on an office property located in San Jose, California. The Company funded $32.6 million at closing and has an additional $14.8 million of future funding commitments. Simultaneously with the closing of this loan, the Company entered into a participation and servicing agreement with a major financial institution pursuant to which the Company sold a 50% participation in this loan and the future funding commitments.

One of the Company's directors, Preston Butcher, is the chairman of the board of directors and chief executive officer and owns a significant interest in Legacy Partners Commercial, LLC, which indirectly owns an equity interest in, and owns the manager of, the Legacy Fund.

25-27 West 34th Street

On January 31, 2006, the Company sold its leasehold interests in 25-27 West 34th for $2.3 million. The same buyer that purchased the 34th Street leasehold had also offered to purchase the fee interest in 25-27 West 34th Street and 29 West 34th Street and conditioned its purchase of the fee interest on the simultaneous purchase of the Company’s leasehold. The fee interest was owned by New Rock Asset Partners LP, or New Rock, an investment partnership managed by Emmes. Additionally, NorthStar Capital owns approximately 18% of the beneficial interest in New Rock and received approximately $2.75 million in connection with the sale of the fee interest. The buyer was an unaffiliated third party.

 Distribution of Operating Partnership Units to Officer

On January 19, 2005, Mr. Wasterlain received 206,850 operating partnership units as part of NS Advisors Holdings LLC's pro rata distribution of 2,967,032 operating partnership units to its members. Upon the closing of our initial public offering, our operating partnership issued an aggregate of 2,967,032 operating partnership units to NS Advisors Holdings LLC in exchange for its contribution to our operating partnership of interests in NorthStar Capital's real estate securities business including 100% of the membership interests in NS Advisors LLC. In July 2002, Mr. Wasterlain was granted a 15% profit sharing interest in NS Advisors LLC which vested ratably over a three-year period from the date of grant. Immediately prior to the contribution of interests in NS Advisors LLC to our operating partnership, Mr. Wasterlain agreed to exchange his 15% profit sharing interest in NS Advisors LLC for a membership interest in NS Advisors Holdings LLC that entitled him to 206,850 of the operating partnership units issued to NS Advisors Holdings LLC in exchange for its contribution, subject to the same vesting terms of his profit sharing interest in NS Advisors LLC. Therefore, two-thirds of the 206,850 operating partnership units distributed to Mr. Wasterlain on January 19, 2005 were vested and the remaining one third vested in July 2005. The 206,850 operating partnership units had a fair market value of $2,231,912 as of such date.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers which will require us to indemnify such directors and officers to the maximum extent permitted by Maryland law and pay such persons' expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

Employment Agreements

The company has entered into employment agreements with its executive officers. See “Executive Compensation and Related Information—Employment Agreements” for a discussion of these agreements.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee (the “Audit Committee”) of the board of directors (the “Board of Directors”) of NorthStar Realty Finance Corp., a Maryland corporation (the “Company”), does not constitute soliciting material and should not be considered filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee operates under a written charter adopted by the Board of Directors, consistent with the corporate governance rules of the Securities and Exchange Commission and the New York Stock Exchange. A copy of the charter is on the Company’s website at www.nrfc.com. The Board of Directors has determined that all members of the Audit Committee meet the independence standards established by the New York Stock Exchange.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the preparation of the financial statements and the reporting process, including maintaining a system of internal controls over financial reporting and disclosure controls and procedures. We are directly responsible for the appointment, compensation, retention, oversight and termination of the Company's independent auditors. On March 6, 2006, the Audit Committee appointed Grant Thornton LLP an independent registered public accounting firm as the Company's independent auditors for the fiscal year ending December 31, 2006. The independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and issuing a report thereon. The Audit Committee reviews and oversees these processes, including oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s independent auditors’ qualifications and independence, (3) the performance of the Company’s independent auditors and the Company’s internal audit function and (4) the Company’s compliance with legal and regulatory requirements.

In discharging its oversight role, the Audit Committee reviewed and discussed with the Company’s management and Grant Thornton LLP, the Company's independent auditors for the fiscal year ended December 31, 2005, the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Company, the quality of such principles and practices and the reasonableness of significant judgments. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with Grant Thornton LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Audit Committee discussed with Grant Thornton LLP its independence from the Company and the Company's management, and Grant Thornton provided to the Audit Committee the written disclosures and letter required from the independent auditors by the Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees.

The Audit Committee discussed with Grant Thornton LLP the overall scope and plans for their audit. The Audit Committee met with Grant Thornton LLP, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2005 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 which is filed with the SEC. The Board of Directors approved this recommendation.

Audit Committee:
Wesley D. Minami (Chairperson)
Judith A. Hannaway
Louis J. Paglia

INDEPENDENT ACCOUNTANTS

Independent Accountants’ Fees

Aggregate fees for professional services rendered for the Company by Grant Thornton LLP for the fiscal year ended December 31, 2005 were as follows:

Type of Fee	2005
Audit Fees	$1,733,763
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—
Total	$1,733,763

Fees for audit services for the fiscal year ended December 31, 2005 include fees associated with the annual audit, including Section 404 attest services, the quarterly review of the Form 10-Q for the three month periods ended June 30, 2005 and September 30, 2005, and for other attest services, including issuance of consents and review of the Company's registration statement on Form S-11 and other documents filed by the Company with the SEC in connection with its second public offering.

Audit Committee Pre-Approval Policy

In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any audit and non-audit services to be performed by Grant Thornton LLP to ensure that the work does not compromise its independence in performing audit services. The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services and the other terms of the engagement. The Audit Committee annually reviews and pre-approves all audit, audit-related, tax and all other services that are performed by the Company's independent registered public accounting firm. The Audit Committee approved all of the audit and tax services listed in the table above. In some cases the Audit Committee pre-approves the provision of a particular category or group of services for up to a year, subject to a specified budget.

Changes in Accountants

On May 19, 2005, the Company, acting on the approval of the Audit Committee, dismissed Ernst & Young LLP as the Company's independent registered public accounting firm. Also, on May 19, 2005, the Audit Committee appointed Grant Thornton LLP as the Company's independent registered public accounting firm to audit the consolidated financial statements of the Company and its internal control over financial reporting for fiscal year 2005.

Ernst & Young LLP was the independent registered public accounting firm engaged as the principal accountant to audit (1) the consolidated financial statements of the Company for the period October 29, 2004 to December 31, 2004, (2) the combined financial statements of NorthStar Realty Finance Corp. Predecessor (the "Predecessor"), a combination of controlling and non-controlling interests of NorthStar Capital Investment Corp. in entities representing the initial portfolio of real estate-related investments contributed to the Company on October 29, 2004, the date of the Company's commencement of independent operations, for the two years ended December 31, 2003 and for the period January 1, 2004 to October 28, 2004, (3) the consolidated financial statements of ALGM I Owners LLC ("ALGM"), a current majority-owned subsidiary of the Company and a former majority-owned subsidiary of the Predecessor, for the three years ended December 31, 2004, and (4) the financial statements of NorthStar Funding LLC ("NS Funding"), a current unconsolidated venture of the Company and a former uncombined venture of the Predecessor, for the three years ended December 31, 2004.

The reports of Ernst & Young LLP on the financial statements of the Company, Predecessor, ALGM, and NS Funding for the periods described in the paragraph above did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the periods described above of each of the Company, the Predecessor, ALGM and NS Funding and from January 1, 2005 through May 19, 2005, the date of Ernst & Young LLP's dismissal, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference thereto in connection with their report on the financial statements of the Company, the Predecessor, ALGM or NS Funding for such years or interim period.

During the periods described above of each of the Company, the Predecessor, ALGM and NS Funding and from January 1, 2005 through May 19, 2005, there have been no "reportable events," as such term is defined in Item 304(a)(1)(v)of Regulation S-K of the Securities and Exchange Commission ("Item 304(a)"), except that: (i) during the course of its review in December 2004 of the financial statements to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, Ernst & Young LLP (a) provided a management letter to the Company's management and Audit Committee which indicated that the Company had certain significant deficiencies in its internal controls, and (b) orally advised the Company that when these significant deficiencies were considered in combination, they constituted a material weakness in internal controls, and (ii) in connection with its audit of the Company's financial statements for the year ending December 31, 2004, Ernst & Young LLP issued a management letter to the Company, dated as of March 30, 2005 and presented to the Audit Committee on April 21, 2005, reiterating that, as of December 31, 2004, it had noted certain matters involving internal controls that it considered significant deficiencies and that the combination of these significant deficiencies constituted a material weakness in internal controls. The Company included a summary of these significant deficiencies, as well as remedial measures undertaken by the Company, in (1) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed on December 30, 2004, (2) the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed on April 1, 2005, and (3) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 13, 2005. The Company authorized Ernst & Young LLP to discuss the matters described in this paragraph with Grant Thornton LLP.

The Company requested that Ernst & Young LLP furnish the Company with a letter, addressed to the SEC, stating whether it agrees with the above statements which were included in the Form 8-K filed by the Company with the SEC on May 24, 2005 in order to report this change in principal accountants, and, if not, stating the respects in which it does not agree. Ernst & Young LLP furnished the Company with a letter, dated May 24, 2005, addressed to the SEC stating that it agrees with the statements made by the Company in such Form 8-K. A copy of this letter was filed as an exhibit to such Form 8-K.

On May 19, 2005, the Audit Committee appointed Grant Thornton LLP as principal accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2005, and in connection therewith, the Company’s internal control over financial reporting and management’s assessment thereof.

During the periods described above of each of the Company, the Predecessor, ALGM and NS Funding and from January 1, 2005 through May 19, 2005, none of the Company, the Predecessor or any of their respective subsidiaries consulted with Grant Thornton LLP with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company, the Predecessor or any of their respective subsidiaries' financial statements, or (b) any matter that was the subject of a "disagreement" or a "reportable event", as each such term is used in Item 304(a).

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The board of directors, following the recommendation of the Nominating and Corporate Governance Committee, has recommended that Messrs. Adamski, Butcher, Hamamoto, Minami, Paglia, Scheetz and Sica and Ms. Hannaway, be elected to serve on the board of directors, each until the annual meeting of stockholders for 2007 and until his or her successor is duly elected and qualifies. For certain information regarding each nominee, see “Board of Directors” above.

Each nominee has consented to being named in this proxy statement and to serve if elected. If, prior to the annual meeting, a nominee should become unavailable to serve, the shares of common stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the board of directors, unless the board of directors determines to reduce the number of directors in accordance with the Company’s charter and bylaws.

Election of the director nominees named in this proposal requires the affirmative vote of a plurality of the shares of our common stock cast in the election of directors at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the board of directors’ nominees. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. A vote “withheld” from a director nominee will have no effect on the outcome of the vote because a plurality of the votes cast at the annual meeting is required for the election of each director. Stockholders may not cumulate votes in the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT AUDITORS

The Audit Committee of our board of directors has appointed Grant Thornton LLP as our independent auditors for the year ending December 31, 2006. The board has endorsed this appointment. A representative of Grant Thornton LLP is expected to be present at the annual meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.

Stockholder ratification of the selection of Grant Thornton LLP as our independent auditors is not required by our bylaws or otherwise. However, the board is submitting the appointment of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate governance. Ratification of the selection of Grant Thornton LLP as our independent auditors for fiscal year 2006 requires the affirmative vote of a majority of the shares of our common stock cast on the proposal at the annual meeting.

If this selection is not ratified by our stockholders, the Audit Committee and the board may reconsider its recommendation and endorsement, respectively. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote for this proposal. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE“FOR” RATIFICATION
OF THE SELECTION OF GRANT THORNTON LLP AS OUR
INDEPENDENT AUDITORS FOR FISCAL YEAR 2006.

PROPOSAL NO. 3: APPROVAL OF AMENDMENT NO. 1 TO THE NORTHSTAR REALTY FINANCE CORP. 2004 OMNIBUS STOCK INCENTIVE PLAN

The Compensation Committee has recommended, and the Board of Directors has adopted, subject to approval of the Company’s stockholders, Amendment No. 1 to the Incentive Plan, and is recommending that stockholders approve Amendment No. 1 to the Incentive Plan at the Meeting. Amendment No. 1 to the Incentive Plan amends the Incentive Plan to increase the number of shares of common stock available for issuance thereunder by 4,500,000 shares of common stock. The purpose of the Incentive Plan, as amended, is to enable the Company to attract and retain highly qualified personnel who will contribute to the Company's success and to provide incentives to participants that are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company.

Approval of Amendment No. 1 to the Incentive Plan requires, under the rules of the New York Stock Exchange, the affirmative vote of a majority of the votes cast on the matter in person or by proxy at the annual meeting, provided that the total votes cast on the matter represents more than 50% in interest of all shares entitled to vote thereon. For purposes of this proposal, abstentions will be treated as votes cast and will have the same effect as a vote against the matter. “Broker non-votes” will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

The Incentive Plan, as amended, provides for the issuance of stock-based incentive awards, including incentive stock options, non-qualified stock options, stock appreciation rights, stock, restricted stock and other equity-based awards, or any combination of the foregoing. The eligible participants of the Incentive Plan, as amended, include our directors, officers, employees, consultants and advisors. As amended, an aggregate of 5,933,038 shares of our common stock have been authorized and reserved for issuance under the Incentive Plan, as amended. Of this amount, an aggregate of 58,888 shares and 1,347,191 LTIP units have been issued under the Incentive Plan, as amended. The number of shares reserved under the Incentive Plan, as amended, is also subject to equitable adjustment upon the occurrence of certain corporate events.

The Incentive Plan, as amended, may be administered by either our board of directors or any committee appointed by our board of directors in accordance with the requirements of Section 162(m) of the Internal Revenue Code (but only to the extent necessary and desirable to satisfy the requirements of Section 162(m) of the Internal Revenue Code) and, to the extent applicable, Rule 16b-3 under the Securities Exchange Act, the board or committee being referred to as the "plan administrator." Our board of directors has delegated authority to the Compensation Committee to act as the plan administrator. The plan administrator may interpret the Incentive Plan, as amended, and may enact, amend and rescind rules, make all other determinations necessary or desirable for the administration of the Incentive Plan, as amended, and generally determine the terms and conditions of awards granted under the Incentive Plan, as amended.

We may issue incentive stock options or non-qualified stock options under the Incentive Plan, as amended. The incentive stock options granted under the Incentive Plan, as amended, are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. The option price of each stock option granted under the Incentive Plan, as amended, will be determined by the plan administrator and must be at least equal to the par value of a share of common stock on the date the stock option is granted and, in the case of an incentive stock option, may be no less than the fair market value of the stock underlying the option as of the date the incentive stock option is granted.

Stock appreciation rights may be granted under the Incentive Plan, as amended, either alone or in conjunction with all or part of any stock option granted under the Incentive Plan, as amended. A stock appreciation right granted under the Incentive Plan, as amended, entitles its holder to receive per share, at the time of exercise, an amount in cash or stock (or a combination of cash and stock) equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the plan administrator, with the plan administrator determining the form of payment.

Restricted common stock may be granted under the Incentive Plan, as amended. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of restricted common stock. Participants with restricted common stock generally have all of the rights of a stockholder. If the performance goals or other restrictions are not attained, the participant will forfeit his or her shares of restricted common stock.

Other equity-based awards under the Incentive Plan, as amended, include grants of units of limited partnership interest in our operating partnership, which are structured as profits interests, or LTIP units. Each LTIP unit awarded will be deemed to be equivalent to an award of one share of our common stock reserved under the Incentive Plan, as amended. Each LTIP unit award will reduce the amount of our shares of common stock available for other equity awards on a one-for-one basis. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of LTIP units. If the performance goals or other restrictions are not attained, the participant will forfeit his or her LTIP units.

LTIP units, whether vested or not, will receive the same quarterly per unit distributions as common units of partnership interest in our operating partnership, which equal per share distributions on our common stock. Initially, LTIP units will not have full parity with common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units will be allocated specific items of our operating partnership's income and gain and may over time achieve full parity with common units of limited partnership interest in our operating partnership for all purposes, and therefore accrete to an economic value equivalent to our common stock on a one-for-one basis. If such parity is reached, vested LTIP units may be converted into an equal number of common units of our operating partnership at any time, and thereafter enjoy all the rights of common units of our operating partnership. Holders of common units of limited partnership interest in the operating partnership may elect to redeem their operating partnership units for cash or, at our election, an equivalent number of shares of our common stock. There are circumstances under which the LTIP units will not achieve full parity with common units of limited partnership interest. Until and unless such parity is reached, the value that a participant will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

The Incentive Plan, as amended, provides for automatic annual grants of common stock to each of our non-employee directors of a number of shares having a value of approximately $25,000, and to our chairman of the board of a number of shares having a value of approximately $35,000. These annual automatic grants will be made on the first business day following each annual meeting of our stockholders. The Incentive Plan, as amended, also provides that, subject to the procedures, terms and conditions established by the plan administrator, the non-employee directors may elect to receive other awards, including awards of LTIP units, with equivalent values in lieu of the annual and initial grants of common stock and restricted common stock. The annual grants will be fully vested on the date of grant, and the initial grants will vest as to one-third of the total amount granted on each of the first three anniversaries of the date of the grant.

The terms of the Incentive Plan, as amended, provide that the plan administrator may amend, suspend or terminate the Incentive Plan, as amended, at any time, but stockholder approval of any such action will be obtained if required to comply with applicable law. Further, no action may be taken that adversely affects any rights under outstanding awards without the holder's consent. The Incentive Plan, as amended, will terminate in October 2014.

A copy of Amendment No. 1 to the Incentive Plan is attached to this proxy statement as Appendix A.

The following table summarizes information, as of December 31, 2005, relating to the Company’s equity compensation plans pursuant to which grants of securities may be made from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities available for issuance under equity compensation plans (excluding securities reflected in first column)

Approved by Security Holders:
2004 Omnibus Stock Incentive Plan	852,919[1]	n/a	526,039
2004 Long-Term Incentive Bonus Plan	—	n/a	698,142[2]
Total	852,919	n/a	1,224,181

(1)
Represents LTIP units. Conditioned on minimum allocation to the capital accounts of the LTIP unit for federal income tax purposes, each LTIP unit may be converted, at the election of the holder, into one common unit of limited partnership interest in the Operating Partnership, or OP Units. Each of the OP Units underlying these LTIP units are redeemable at the election of the OP Unit holder for (i) cash equal to the then fair market value of one share of common stock, or (ii) at the option of the Company in its capacity as general partnership of the Operating Partnership, one share of common stock.

(2)
As of December 31, 2005, the compensation committee of our board of directors had allocated an aggregate of 636,783 shares of common stock to certain of the eligible participants as potential awards pursuant to the incentive bonus plan if we achieve the return hurdles established by the compensation committee for the two one-year performance periods beginning October 1, 2005 and October 1, 2006. Each of the eligible participants will be entitled to receive half of his or her allocated award if we meet the return hurdle for the one-year period beginning October 1, 2005 and such eligible participant is employed through the end of this first performance period. Each of the eligible participants will be entitled to the other half of his or her total allocated award amount if the Company meets the return hurdle for the one-year period beginning on October 1, 2006 and such eligible participant is employed through the end of this second performance period. If the Company does not meet the return hurdle for the one-year period beginning October 1, 2005, but the Company meets the return hurdle for the two-year period beginning October 1, 2005 (determined by averaging our performance over the two-year period) and an eligible participant is employed through the end of this two-year period, such eligible participant will be entitled to receive his or her total allocated award amount.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” APPROVAL OF AMENDMENT NO. 1 TO THE NORTHSTAR REALTY FINANCE CORP.
OMNIBUS STOCK INCENTIVE PLAN.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2007

Proposals received from stockholders in accordance with Rule 14a-8 under the Exchange Act are given careful consideration by our Nominating and Corporate Governance Committee and our board. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2007 annual meeting of stockholders if they are received by NorthStar on or before December 29, 2006. Stockholder proposals must be directed to the General Counsel, NorthStar Realty Finance Corp., at 527 Madison Avenue, 16th Floor, New York, New York 10022. In order for a stockholder proposal submitted outside of Rule 14a-8 or a director nomination to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposal must be received by NorthStar within the timeframe for submission of stockholder proposals and director nominations under our current bylaws. In order for a proposal to be “timely” under our current bylaws, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act and director nominations must be submitted, in accordance with the requirements of our bylaws, not later than January 28, 2007 and not earlier than December 29, 2006; provided, however, in the event that mailing of the notice for the 2007 annual meeting of stockholders is advanced more than 30 days prior to or delayed more than 30 days after April 28, 2007, a proposal by a stockholder to be timely must be delivered not earlier than the 120th day prior to the date that mailing of the notice for such meeting is first made and not later than the close of business on the later of (1) the 90th day prior to the date that mailing of the notice for such meeting is first made or (2) the tenth day following the date on which public announcement of the date of the 2007 annual meeting of stockholders is first made.

OTHER MATTERS

Our board knows of no other matters that have been submitted for consideration at this annual meeting. If any other matters properly come before our stockholders at this annual meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their discretion.

By Order of the Board of Directors,

/s/ Richard J. McCready

Richard J. McCready
Chief Operating Officer and Secretary

April 20, 2008

New York, New York

APPENDIX A

FIRST AMENDMENT
TO
NORTHSTAR REALTY FINANCE CORP.
2004 OMNIBUS STOCK INCENTIVE PLAN

A.    The NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan (the “Plan”), as adopted by the Board of Directors (the “Board”) of NorthStar Realty Finance Corp. (the “Company”) on October 19, 2004 and approved by stockholders of the Company on October 20, 2004, is hereby amended as follows:

1.
Section 2 of the Plan is hereby amended to delete the reference to employees of NorthStar Capital Investment Corp., or its majority owned subsidiaries, by replacing the definition of the term “Eligible Recipient” with the following:

“Eligible Recipient” means an officer, director (including a Non-Employee Director), employee, co-employee, consultant or advisor of the Company or of any Parent or Subsidiary who provides services to the Company.”

2.
Section 4(a) of the Plan is amended to increase the number of shares of common stock reserved and available or issuance under the Plan from 1,433,038 to 5,933,038 by replacing the existing text with the following:

“(a) The total number of shares of Stock reserved and available for issuance under the Plan (the “Reserved Shares”) shall be 5,933,038 shares of Stock, subject to adjustment as set forth in Section 5 below. Such shares of Stock may consist,  in whole or in part, of authorized and unissued shares of Stock or treasury shares.”

B.    Except as amended herein, the Plan is confirmed in all other respects.

C.    This First Amendment shall be effective upon approval by the stockholders of the Company.

IN WITNESS WHEREOF, the undersigned certifies that the amendments set forth above were adopted by the Board on April 12, 2006.

NORTHSTAR REALTY FINANCE CORP.

By:   /s/ Albert Tylis

Albert Tylis
General Counsel

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APPENDIX B

Preliminary Copy — Subject to Completion

FORM OF PROXY CARD

NORTHSTAR REALTY FINANCE CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2006

The undersigned stockholder of NorthStar Realty Finance Corp., a Maryland corporation (the “Company”), hereby appoints Richard McCready and Albert Tylis, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held on May 23, 2006 at 10:00 a.m., local time, at the Omni Berkshire Place Hotel at 21 East 52nd Street, 2nd Floor — Metropolitan Room, New York, New York, and any postponements or adjournments thereof, and to vote all shares of voting securities of the Company which the undersigned would be entitled to vote if personally present thereat, with all powers that the undersigned would have if personally present thereat.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If this proxy is executed but no instruction is given, this proxy will be voted “FOR” all nominees listed in Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

*************

ANNUAL MEETING OF STOCKHOLDERS OF

NORTHSTAR REALTY FINANCE CORP.

[                       ]

Please date, sign and mail your proxy card in the envelope provided as soon as possible

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal 1.	Election of directors to serve on our Board of Directors.
Nominees:

William V. Adamski	☐

Preston Butcher	☐

David T. Hamamoto	☐

Judith A. Hannaway	☐

Wesley D. Minami	☐

Louis J. Paglia	☐

W. Edward Scheetz	☐

Frank V. Sica	☐

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FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)
☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here  ☐

___________________________________________________________

Proposal 2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2006.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Proposal 3.	Approval of Amendment No. 1 to the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan

FOR	AGAINST	ABSTAIN
☐	☐	☐

Proposal 4.	To vote and otherwise represent the undersigned on any other matter that properly comes before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

This proxy, when properly executed, will be voted in the manner directed below. If this proxy is executed but no instruction is given, this proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” Proposal 2 and Proposal 3. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

The undersigned hereby acknowledges receipt of NorthStar’s Annual Report to Stockholders for the fiscal year ended December 31, 2005 and the accompanying Notice of Annual Meeting and Proxy Statement, the terms of each of which are incorporated by reference, and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth above.

Signature of Stockholder	Date	Signature of Stockholder	Date

Note: Please sign exactly as your name or name(s) appear on this Proxy. When shares are held jointly, each holders should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in authorization name by authorized person.

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